Exhibit(a)(1)(A)

Offer to Purchase for Cash
Ordinary Shares and American Depositary Shares (each representing three Ordinary Shares)
of
ACORN INTERNATIONAL, INC.
(Ticker: ATV / Cusip: 004854105)

at
$2.00 Per Ordinary Share
(Equivalent to $6.00 Per American Depositary Share)
by
BIREME LIMITED
up to a maximum aggregate of 20,000,000 Ordinary Shares

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2011, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE BY BIREME LIMITED, A CAYMAN ISLANDS COMPANY, WHOSE SHAREHOLDERS ARE RITSUKO HATTORI-ROCHE, WHO IS THE WIFE OF THE CHAIRMAN OF THE BOARD OF ACORN INTERNATIONAL, INC. (“ACORN”), AND DON DONGJIE YANG, WHO IS A BOARD MEMBER AND CHIEF EXECUTIVE OFFICER OF ACORN. BIREME IS OFFERING TO PURCHASE ORDINARY SHARES OF ACORN, PAR VALUE $0.01 PER SHARE (“ORDINARY SHARES”), AND AMERICAN DEPOSITARY SHARES (“ADSs”), EACH REPRESENTING THREE ORDINARY SHARES OF ACORN, IN AN AGGREGATE AMOUNT NOT TO EXCEED 20,000,000 ORDINARY SHARES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF ORDINARY SHARES OR ADSs BEING TENDERED. THE OFFER IS SUBJECT TO VARIOUS CONDITIONS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 7. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR ADSs OR YOUR ORDINARY SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

If you wish to tender all or any portion of your ADSs before the offer expires:

•	If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you.

•	If you hold American Depositary Receipts (“ADRs”) evidencing ADSs in your own name or hold ADSs registered in your own name in the Direct Registration System (the “DRS”) of Citibank, N.A., the depositary for the ADSs, you must complete and sign the enclosed Letter of Transmittal to Tender American Depositary Shares (the “ADS Letter of Transmittal”) in accordance with the instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs, if applicable, and any other documents required by the ADS Letter of Transmittal, to Citibank, N.A., in its capacity as ADS Tender Agent for the Offer (the “ADS Tender Agent”), at one of the addresses set forth on the back cover page of this Offer to Purchase. Detailed instructions are contained in the ADS Letter of Transmittal and in Section 3 — Procedures for Tendering Shares.

•	If you hold ADSs registered in your name in the DRS registry, you must contact the ADS depositary and have the ADS depositary tender your ADSs and confirm to the ADS Tender Agent that the ADSs have been transferred to the ADS Tender Agent on its registry. In addition, you must submit the enclosed ADS Letter of Transmittal as set forth above.

•	If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, you must tender your ADSs according to the procedure for book-entry transfer described in Section 3 — Procedures for Tendering Shares.

If you want to tender your ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the ADS Tender Agent before the offer expires, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the ADS Tender Agent before the offer expires, you may still tender your ADSs if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in Section 3 — Procedures for Tendering Shares.

If you wish to tender all or any portion of your Shares not represented by ADSs before the offer expires:

•	You must complete and sign the enclosed Letter of Transmittal to Tender Ordinary Shares (the “Share Letter of Transmittal”) in accordance with the instructions and deliver it, with any required signature guarantees and the documents required by the Share Letter of Transmittal, to Computershare Trust Company, N.A. (the “Share Tender Agent”) at one of the addresses set forth on the back cover page of this Offer to Purchase. Detailed instructions are contained in the Share Letter of Transmittal and in Section 3 — Procedures for Tendering Shares.

•	Your tender of Shares not represented by ADSs will not be valid until the Share Tender Agent has confirmed by examining the register of members of Acorn that you are the record holder of the Shares you have tendered.

If you want to tender your Shares not represented by ADSs and hold certificates evidencing the Shares not represented by ADSs, but your Shares are not immediately available or cannot be delivered to the Share Tender Agent before the offer expires, you may still tender your Shares not represented by ADSs if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in Section 3 — Procedures for Tendering Shares.

Questions and requests for assistance may be directed to MacKenzie Partners (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the Share Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

June 3, 2011

i

SUMMARY

This summary highlights important information contained in this Offer to Purchase but is intended to be an overview only. You should carefully read this Offer to Purchase and the accompanying Letters of Transmittal in their entirety because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letters of Transmittal. In this Offer to Purchase, unless the context otherwise requires, all references to “we,” “our” and “us” refer to Bireme; all references to “Acorn” refer to Acorn International, Inc.; all references to “U.S.” or “United States” refer to the United States of America, its territories, possessions and all areas subject to its jurisdiction; all references to “$” refer to U.S. dollars; all references to “Shares” include Acorn’s Ordinary Shares as well as ADSs; and all references to “shareholders” of Acorn include ADS holders.

Who is offering to purchase my shares?

•	The offer is being made by Bireme Limited (“Bireme”), a Cayman Islands company formed for the purpose of making the offer. The shareholders of Bireme are Ritsuko Hattori-Roche and Don Dongjie Yang. Ms. Roche is the wife of Robert Roche, who is a co-founder and the Chairman of the Board of Directors of Acorn. Mr. Yang is a co-founder, the Chief Executive Officer and a member of the Board of Directors of Acorn. See Section 9 — Certain Information Regarding Bireme.

•	If the maximum number of Shares being sought in the offer is tendered and purchased, based on the information contained in Acorn’s Annual Report on Form 20-F filed with the SEC on April 27, 2011 (the “Annual Report”) and including 1,500,000 ordinary shares issuable pursuant to options held by Mr. Yang, the aggregate number of Ordinary Shares beneficially owned by (i) Mr. Roche and Ms. Hattori-Roche and certain entities that may be deemed related to them and (ii) Mr. Yang and certain entities that may be deemed related to him will increase from approximately 29.9% of the Ordinary Shares immediately prior to the Offer to approximately 52% of the Ordinary Shares currently outstanding.

How many shares are you seeking in the offer?

•	We are offering to purchase ADSs and Ordinary Shares in an amount not to exceed 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered), for $2.00 per Ordinary Share, which represents $6.00 per ADS, in cash, without interest. See Introduction and Section 1 — Terms of the Offer.

How long do I have to tender?

•	The offer is scheduled to expire at 5:00p.m., New York City time, on July 1, 2011, unless we extend the offer.

•	We do not presently expect to extend the offer. If we decide to extend the offer, we will issue a press release specifying the new expiration date, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer is scheduled to expire.

•	No subsequent offering period will be available. Accordingly, if you do not tender your Shares before the expiration date of the offer, you will not have a subsequent opportunity to do so.

Is the offer conditioned on financing?

•	Our offer is not conditioned on us obtaining financing. We have sufficient financial resources available to us to purchase the maximum number of Shares sought in the offer. Accordingly, our financial condition and the financial condition of our shareholders is not relevant to your decision whether to tender your Shares in the offer.

Is the offer contingent on a minimum number of shares being tendered?

•	Our offer is not contingent on any minimum number of Shares being tendered.

What happens if shareholders tender more shares than you are willing to buy?

•	If the shareholders of Acorn tender ADS and Ordinary Shares in total representing more than 20,000,000 Ordinary Shares, we will purchase Shares on a pro rata basis based on the number of Ordinary Shares and Ordinary Shares underlying ADSs validly tendered and not withdrawn prior to the expiration date. This means that we will determine the number of Ordinary Shares represented by ADSs and Ordinary Shares not represented by ADSs validly tendered and not withdrawn by each tendering shareholder and apply a proration factor to determine the number of tendered Shares we will purchase from each tendering shareholder. The proration factor will equal 20,000,000 divided by the sum of (i) the number of Ordinary Shares represented by ADSs that were validly tendered and not withdrawn plus (ii) the number of Ordinary Shares not represented by ADSs that were validly tendered and not withdrawn. We will make certain adjustments to avoid purchases of fractional Ordinary Shares or ADSs. See Section 1 — Terms of the Offer; Proration.

•	If proration of tendered Shares is required, we do not expect to announce the final results of proration for any purchased Shares until at least seven NYSE trading days after the expiration date of the offer (as it may be extended from time to time) and payment will not occur until thereafter. See Section 1 — Terms of the Offer; Proration. This is because we will not know the precise number of Shares validly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date. After preliminary results are made publicly available, shareholders also may obtain this preliminary information from the Information Agent for the offer, at its telephone number set forth on the back cover of this Offer to Purchase.

What are the most important conditions to the offer?

We are not obligated to buy any Shares in our offer if various events occur, including:

•	The existence of actions or proceedings by governmental entities that have certain negative effects on Acorn, our ability to consummate the offer or own the Shares; or

•	The existence of preliminary or permanent judgments, orders, decrees, rulings or injunctions or other actions taken by any governmental entity that have certain negative effects on Acorn, our ability to consummate the offer or own the Shares; or

•	The existence of any statute, including without limitation any anti-takeover statute, or any rule, decree, regulation, order or injunction that has certain negative effects on Acorn, our ability to consummate the offer or own the Shares; or

•	Any change that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on Acorn and its subsidiaries taken as a whole, or results in a decrease in the market price of the ADSs by more than 10% measured as of the close of trading on the New York Stock Exchange (“NYSE”) on June 2, 2011; or

•	A general suspension of trading on any U.S. securities exchange or in the over-the-counter market; or

•	A declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the Cayman Islands or the People’s Republic of China; or

•	A suspension of or limitation on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, the Cayman Islands or the People’s Republic of China; or

•	The outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity involving the United States, the Cayman Islands or the People’s Republic of China, or

•	Certain corporate actions by Acorn, including this issuance of stock or debt, buying back stock, paying a dividend and entering into merger or consolidation transactions; or

•	Certain amendments to the organizational documents of Acorn or failure of Acorn to register transfers of Ordinary Shares tendered and accepted for payment; or

•	The failure to obtain one or more governmental or other third party consents, waivers or approvals required for or in connection with the consummation of the offer under any law, regulation, order or contract binding on Acorn or any of its affiliates if such failure has an adverse effect on Bireme’s ownership of the Shares; or

•	The lack of tender or exchange offers or certain purchases of Shares by third parties; or

•	The adoption of any legislation, regulation or rule that could materially harm Acorn’s business or limit Acorn’s ability to operate or implement its business plan.

Our offer is also subject to a number of other conditions. See Section 13 — Conditions of the Offer.

Why are you making the offer?

•	Our purpose in making the offer is to increase the ownership stakes in Acorn held by the two co-founders of Acorn (Robert Roche and Don Dongjie Yang) and their immediate family members, in order to increase their influence over the strategic direction of Acorn. Mr. Roche and Mr. Yang wish to cause Acorn to pursue more aggressive growth strategies than it has pursued over the past few years. They believe that if this offer is successful, the increased combined ownership position that will be held by them and their family members and certain entities that may be deemed related to them will, among other things, give them greater influence over corporate strategy, thus enhancing their ability to pursue certain growth strategies. Messrs. Roche and Yang have identified a series of initiatives that they believe should be pursued in order to more aggressively grow Acorn’s businesses. These include (i) increasing Acorn’s purchases of TV media time in order to increase revenues generated from its TV direct sales programs, (ii) implementing a new technology platform for Acorn’s call center, (iii) retraining existing staff and hiring new staff to support the updated call center, (iv) investing in a new technology platform for Acorn’s logistics, (v) retraining existing staff and hiring new staff to support Acorn’s updated logistics, (vi) marketing new products on TV in order to expand the Acorn brand, (vii) developing a digital application for Acorn’s learning products and (viii) exploring opportunities in the financial services sector. Each of the foregoing involves significant risks and will take significant time, which could be several years, to successfully implement. The contemplated initiatives also will require substantial resources. The costs of implementing these initiatives may depress Acorn’s earnings in the near term.

•	Mr. Roche and Mr. Yang believe that Acorn’s future prospects are substantially dependent on their efforts, and that the increases in their respective beneficial ownership positions that will occur if the offer is successful will appropriately align their personal incentives with those of Acorn and its other shareholders. Upon completion of the offer, if fully subscribed, Messrs. Roche and Yang and their respective family members and related entities together will control over a majority of Acorn’s outstanding Shares. If the offer is fully subscribed, Mr. Roche will be Acorn’s largest shareholder, which he believes will enable him to have substantially greater influence over Acorn’s growth strategy.

•	Mr. Roche, Ms. Hattori-Roche and Mr. Yang also believe that the Shares represent an attractive investment, and they intend that they and their related persons will realize a profit on the investment to be made in the Shares purchased through the offer.

Will Acorn be delisted after the completion of the offer?

•	We expect that, following our purchase of Shares tendered in the offer, Acorn’s ADSs will continue to be listed on the NYSE and to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Roche, Ms. Hattori-Roche and Mr. Yang do not have any current plan or intention to pursue any “going-private” transaction with respect to Acorn. A going-private transaction would include a transaction or series of transactions having the purpose or effect of causing Acorn’s ADSs to no longer be listed on the NYSE or Acorn’s Shares to no longer be registered under the Exchange Act.

What is the position of Acorn’s Board with respect to the offer?

•	We do not know what Acorn’s Board of Directors thinks of our offer. We disclosed the offer to the Board only immediately prior to publicly announcing it.

•	Under the SEC’s rules, Acorn’s Board of Directors will be required to communicate its recommendation regarding our offer to Acorn’s shareholders within 10 business days after the date of this Offer to Purchase.

•	Our offer is not conditioned on any particular recommendation or response by Acorn’s Board of Directors.

What is the procedure for tendering Shares represented by ADSs?

If you wish to tender in the offer all or any portion of the Shares you hold that are represented by ADSs, this is what you must do before the offer expires:

•	If you hold your ADSs through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your ADSs for you.

•	If you hold ADRs evidencing ADSs in your own name or hold ADSs registered in your name in the DRS, you must complete and sign the enclosed ADS Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs, if any, and any other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent for the offer. Detailed instructions are contained in the ADS Letter of Transmittal and in Section 3 — Procedures for Tendering Shares.

•	If you hold ADSs registered in your name in the DRS registry, you must contact the ADS depositary and have the ADS depositary tender your ADSs and confirm to the ADS Tender Agent that the ADSs have been transferred to the ADS Tender Agent on its registry. In addition, you must submit the enclosed Letter of Transmittal as set forth above.

•	If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, you must tender your ADSs according to the procedure for book-entry transfer described in Section 3 — Procedures for Tendering Shares.

If you want to tender your ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the ADS Tender Agent before the offer expires, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the ADS Tender Agent before the offer expires, you may still tender your ADSs if you comply with the guaranteed delivery procedure described in Section 3 — Procedures for Tendering Shares.

What is the procedure for tendering Shares not represented by ADSs?

•	If you desire to tender in the offer all or any portion of the Shares you hold that are not represented by ADSs, before the offer expires you must complete and sign the enclosed Share Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees and documents required by the Share Letter of Transmittal, to the Share Tender Agent for the offer.

•	If you want to tender your Shares not represented by ADSs and hold certificates evidencing the Shares, but the share certificates are not immediately available or cannot be delivered to the Share Tender Agent before the offer expires, you may still tender your Shares if you complete and sign the enclosed Notice of Guaranteed Delivery and comply with the guaranteed delivery procedure described in Section 3 — Procedures for Tendering Shares.

•	Your tender of Shares not represented by ADSs will not be valid until the Share Tender Agent has confirmed by examining the register of members of Acorn that you are the record holder of the Shares you have tendered.

Until what time can I withdraw my tendered shares?

•	You can withdraw some or all of the Shares you previously tendered in the offer at any time prior to the expiration date of the offer (as it may be extended from time to time). Further, if we have not accepted your Shares for payment by August 1, 2011, you may withdraw them at any time after that date. Once we accept your tendered Shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. See Section 4 — Withdrawal Rights.

How do I withdraw tendered Shares represented by ADSs?

•	To withdraw Shares represented by ADSs registered in your name, either in the DRS registry or represented by an ADR, you must deliver, prior to the expiration date of the offer (as it may be extended from time to time), a written notice of withdrawal to the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the ADS Tender Agent at (+1) (201) 222 4593, while you have the right to withdraw the ADSs. The notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. In addition, if ADSs have been delivered to the ADS Tender Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADRs tendered by an Eligible Institution (as defined in Section 3 — Procedures for Tendering Shares — Signature Guarantees)) must be received by the ADS Tender Agent before the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs. See Section 4 — Withdrawal Rights.

How do I withdraw tendered Shares not represented by ADSs?

•	To withdraw Shares not represented by ADSs, you must deliver, prior to the expiration date of the offer (as it may be extended from time to time), a written notice of withdrawal to the Share Tender Agent at its address set forth on the back cover of this Offer to Purchase, or transmit by facsimile the notice of withdrawal to the Share Tender Agent at (+1) (800) 546-5141, while you have the right to withdraw the Shares not represented by ADSs. The notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares if different from that of the person who tendered such Shares. In addition, if the Share Letter of Transmittal required a signature guarantee by an Eligible Institution when it was delivered, a signature guarantee by an Eligible Institution will be required in the notice of withdrawal. If share certificate(s) have been delivered to the Share Tender Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Share Letter of Transmittal. See Section 4 — Withdrawal Rights.

If I decide not to tender, how will the offer affect me?

•	If you decide not to tender your Shares, you will still own the same amount of Shares, and we expect that Acorn will still be a public company listed on the NYSE. The purchase of ADSs in the offer will decrease the number of ADSs trading in the market. We cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the ADSs or whether it would cause future market prices to be greater or less than the offer price. See Section 7 — Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

•	If the maximum number of Shares being tendered for is acquired in the offer, after the tendered Shares are purchased, Mr. Roche, Ms. Hattori-Roche and Mr. Yang and certain entities that may be deemed related to them will beneficially own in the aggregate approximately 52% of the outstanding Shares. As a result, if they act together they will have a substantial influence over Acorn’s corporate policies and decision-making. If they act together, they also will have the practical ability to prevent certain types of corporate transactions that other shareholders might favor, such as a takeover of Acorn by a third party in which shareholders otherwise might receive a price for their Shares that represents a premium to the prices at which the Shares then recently have been traded. There is no agreement, arrangement or understanding among Mr. Roche, Ms. Hattori-Roche and Mr. Yang to act together with respect to voting their respective ownership of Shares. If Mr. Roche, Ms. Hattori-Roche and Mr. Yang collectively own a majority of the outstanding Shares after the offer, their majority voting control will exist only to the extent Mr. Roche, Ms. Hattori-Roche and Mr. Yang agree on how to vote their Shares on any particular matter.

•	If as a result of the offer Mr. Roche, Ms. Hattori-Roche and Mr. Yang together acquire effective control over Acorn, they intend to cause Acorn to pursue more aggressive growth strategies than Acorn has pursued in recent years. They prefer these strategies because they believe that in the medium and longer term these strategies can make Acorn substantially more valuable. They recognize, though, that these strategies are more risky and may depress Acorn’s financial performance in the near term. Accordingly, if you do not tender your Shares in the offer, the investment you retain in Acorn may be more risky than it is at present, but conversely, may have the potential to deliver greater returns over the medium and longer term.

What are the plans for the future composition of Acorn’s Board of Directors?

•	There are currently three vacancies on Acorn’s Board of Directors. Following completion of the offer, Mr. Roche, Ms. Hattori-Roche and Mr. Yang will have substantial influence concerning who should fill such vacancies. Mr. Roche, Ms. Hattori-Roche and Mr. Yang have no present intention to expand or decrease the number of directors or to remove and replace any director but they plan to revisit the composition of the Board of Directors periodically and reserve the right to make such changes in the future.

•	Mr. Roche, Ms. Hattori-Roche and Mr. Yang presently intend that, even if they acquire a majority of Shares such that they can determine the election of the Acorn Board of Directors, they will not seek to cause Acorn to eliminate the majority of Acorn’s directors who qualify as independent under the rules of the NYSE. Instead, they presently intend that following the completion of the offer, a majority of Acorn’s directors will continue to qualify as independent under the rules of the NYSE.

Are there any available appraisal or dissenter’s rights?

•	No appraisal or dissenter’s rights are available in connection with the offer.

What are the recent trading prices for the Shares?

•	On June 2, 2011, the last full trading day before we publicly announced the offer, the closing price of Acorn’s ADSs reported on the NYSE was $4.48 per ADS. You should obtain current market quotations for ADSs of Acorn before deciding whether to tender your Shares.

What are the U.S. federal income tax consequences of tendering Shares in the offer?

•	A tendering shareholder’s receipt of cash upon the purchase of the shareholders’ Shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under state, local and non-U.S. tax laws.

•	For U.S. federal income tax purposes, subject to the discussion in Section 5 — Certain Income Tax Considerations — Material U.S. Federal Income Tax Considerations entitled “Passive Foreign Investment Company Status,” if you sell your Shares in the offer, you generally will recognize capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Shares you sell, assuming that you hold your shares as a capital asset (generally, property held for investment). Any capital gain or loss will be long-term capital gain or loss if the Shares you sell have been held for more than one year on the date of sale, and short-term capital gain or loss if held for one year or less on the date of sale.

•	Based on Acorn’s Annual Report on Form 20-F filed with the SEC on April 27, 2011 (the “Annual Report”), we understand that Acorn believes that it and certain of its subsidiaries were classified as PFICs for their taxable years ended December 31, 2009 and 2010 (and possibly in other taxable years), and that Acorn and certain of its subsidiaries may be classified as PFICs in the current taxable year ending December 31, 2011 and in future years. We further understand that information regarding the PFIC status of Acorn and its subsidiaries may be available from Acorn. If Acorn is a PFIC for any taxable year during which a U.S. Holder held its Shares, certain adverse U.S. federal income tax rules would apply. Among other things, the U.S. Holder generally would be subject to additional taxes and interest charges on any gain realized on the disposition of its Shares (including pursuant to the offer), regardless of whether Acorn continues to be a PFIC in the year in which the Shares are disposed of.

•	This discussion of U.S. federal income tax consequences is general in nature. It may not be applicable to all shareholders, some of whom may be subject to special tax rules. You should consult your tax adviser regarding your specific tax situation and the tax consequences to you of selling your Shares in the offer.

•	For further information, see Section 5 — Certain Income Tax Considerations.

Further Information

•	If you have questions about the offer or require further information you can call MacKenzie Partners, Inc., the Information Agent for the offer, toll free in the United States at (800) 322-2885, or call collect at (212) 929-5500.

To the holders of Ordinary Shares and American Depositary Shares of Acorn International, Inc.:

INTRODUCTION

Bireme Limited, a Cayman Islands company (“Bireme”), is offering to purchase ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of Acorn International, Inc., a Cayman Islands company (“Acorn”), and American Depositary Shares (“ADSs”), each representing three Ordinary Shares, in an aggregate amount not to exceed 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered) for $2.00 per Ordinary Share, which represents $6.00 per ADS, in cash without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal to Tender Ordinary Shares (the “Share Letter of Transmittal”) and the Letter of Transmittal to Tender ADSs (the “ADS Letter of Transmittal,” and together with the Share Letter of Transmittal, the “Letters of Transmittal”), as applicable. In the remainder of this document, we refer to the offer described in this Offer to Purchase and the Letters of Transmittal, as amended or supplemented from time to time, as the “Offer.”

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letters of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer if you directly tender your Shares to us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. If you do not complete and sign the Substitute Form W-9 that is included in the Letters of Transmittal (or an alternative applicable form including Form W-8, if applicable), you may be subject to U.S. federal backup withholding on the gross proceeds payable to you. See Section 3 — Procedures for Tendering Shares — Backup U.S. Federal Income Tax Withholding. We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Share Tender Agent”), Citibank, N.A. in its capacity as ADS Tender Agent for the Offer (the “ADS Tender Agent”), and the Information Agent incurred in connection with the Offer.

The Offer is subject to certain conditions. The Offer is not conditioned upon a minimum number of Shares being tendered or upon Bireme obtaining financing. See Section 13 — Conditions of the Offer.

The purpose of the Offer is to increase the ownership stakes in Acorn of the two co-founders of Acorn (Robert Roche and Don Dongjie Yang) and their immediate family members and certain entities that may be deemed related to them with the goal of having greater influence over the strategic direction of Acorn. They believe that if this Offer is successful, the increased combined ownership position that will be held by them and their family members and certain entities that may be deemed related to them will give them greater influence over corporate strategy, thus enhancing their ability to pursue certain growth strategies. Mr. Roche, Ms. Hattori-Roche and Mr. Yang believe that the strategies that they wish to pursue have the potential to create enhanced value in the medium and long term. They also believe, however, that the strategies they intend to cause Acorn to pursue if this Offer is successful are more risky than those presently pursued by Acorn, and also may cause Acorn’s earnings in the near term to be lower than they otherwise might be. Messrs. Roche and Yang have identified a series of initiatives that they believe should be pursued in order to more aggressively grow Acorn’s businesses. These include (i) increasing Acorn’s purchases of TV media time in order to increase revenues generated from its TV direct sales programs, (ii) implementing a new technology platform for Acorn’s call center, (iii) retraining existing staff and hiring new staff to support the updated call center, (iv) investing in a new technology platform for Acorn’s logistics, (v) retraining existing staff and hiring new staff to support Acorn’s updated logistics, (vi) marketing new products on TV in order to expand the Acorn brand, (vii) developing a digital application for Acorn’s learning products and (viii) exploring opportunities in the financial services sector. Each of the foregoing involves significant risks and will take significant time, which could be several years, to successfully implement. The contemplated initiatives also will require substantial resources. The costs of implementing these initiatives may depress Acorn’s earnings in the near term.

Mr. Roche and Mr. Yang believe that Acorn’s future prospects are substantially dependent on their efforts, and that the increases in their respective beneficial ownership positions that will occur if the Offer is successful will appropriately align their personal incentives with those of Acorn and its other shareholders. Upon completion of the Offer, if fully subscribed, based on the information contained in Acorn’s Annual Report and including 1,500,000 ordinary shares issuable pursuant to options held by Mr. Yang, the aggregate number of Ordinary Shares beneficially owned by (i) Mr. Roche and Ms. Hattori-Roche and certain entities that may be deemed related to them and (ii) Mr. Yang and certain entities that may be deemed related to him will increase from approximately 29.9% of the Ordinary Shares immediately prior to the Offer to approximately 52% of the Ordinary Shares currently outstanding.

Mr. Roche, Ms. Hattori-Roche and Mr. Yang also believe that the Shares represent an attractive investment, and they intend that they or their related persons will make a profit on the investment to be made in the Shares purchased through the Offer.

The Offer will expire at 5:00 p.m., New York City time, on July 1, 2011, unless we extend the Offer. We do not presently expect to extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH OF THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer; Proration.  Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — Procedures for Tendering Shares, on or prior to the Expiration Date. “Expiration Date” means 5:00 p.m., New York City time, July 1, 2011, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

We will purchase through the Offer ADSs and Ordinary Shares representing in the aggregate a number of no more than 20,000,000 Ordinary Shares. If ADSs and Ordinary Shares representing more than 20,000,000 Ordinary Shares are validly tendered prior to the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis based on the number of Ordinary Shares and Ordinary Shares underlying ADSs validly tendered and not withdrawn prior to the Expiration Date. This means that we will determine the number of Ordinary Shares represented by the ADSs and Ordinary Shares validly tendered and not withdrawn by each tendering shareholder and apply a proration factor to determine the number of tendered Shares we will purchase. The proration factor will equal 20,000,000 divided by the sum of (i) the number of Ordinary Shares represented by ADSs that were validly tendered and not withdrawn plus (ii) the number of Ordinary Shares not represented by ADSs that were validly tendered and not withdrawn. We will make certain adjustments to avoid purchases of fractional Ordinary Shares or ADSs. If Shares representing in the aggregate a number of Ordinary Shares equal to or less than 20,000,000 are validly tendered and not withdrawn prior to the Expiration Date, we will purchase and pay for all Shares validly tendered.

If proration of tendered Shares is required, because of the difficulty of determining the number of ADSs validly tendered and not withdrawn, we do not expect to be able to announce the final results of the proration until at least seven NYSE trading days after the Expiration Date. Preliminary results of the proration will be announced by press release as promptly as practicable after the Expiration Date. After the preliminary results have been made publicly available, you will be able to obtain them from the Information Agent and may be able to obtain them from your broker, dealer, bank, trust company or other nominee.

The Offer is subject to the conditions set forth in Section 13 — Conditions of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date, up to an aggregate maximum of 20,000,000 Ordinary Shares (including Ordinary Shares underlying ADSs). Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the Offer by giving oral or written notice of the extension to the ADS Tender Agent and issuing a press release announcing the extension in accordance with applicable SEC rules. If any condition to the Offer is neither satisfied nor waived on any scheduled Expiration Date, we may terminate the Offer, or we may extend the Expiration Date for an additional period or periods until all of the conditions are satisfied or waived. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — Withdrawal Rights.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were previously accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any condition of the Offer is not then satisfied and (ii) to waive any condition to the Offer and to amend, add, supplement or otherwise change any term or condition of the Offer, by giving oral or written notice of such waiver, amendment or other change to the ADS Tender Agent and by making a public announcement thereof. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any delay, termination, amendment, waiver or change of the Offer or any condition will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to Rules 14d-4(d), 14d-6 and 14e-1 under the Exchange Act (which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such changes), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. If, prior to the Expiration Date, we increase or reduce the consideration to be paid for Shares in the Offer or change the number of Shares being tendered for, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such change in the terms of the Offer is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, before the expiration of the Offer, we increase or reduce the price being paid per Ordinary Share (and, therefore, per ADS) pursuant to the Offer, the changed amount of consideration per Ordinary Share (and, therefore, per ADS) will be paid to all shareholders whose Ordinary Shares or ADSs are purchased pursuant to the Offer, whether or not their Ordinary Shares or ADSs were tendered before the announcement of the change in consideration.

No subsequent offering period will be available. Accordingly, if you do not tender your Shares before the Expiration Date, you will not have a subsequent opportunity to do so.

Bireme is making a request of Acorn, pursuant to Rule 14d-5 under the Exchange Act, for use of Acorn’s shareholder list, ADS holder list and security position listings for the purpose of disseminating the Offer to Acorn’s shareholders. To the extent required by law or otherwise deemed advisable by Bireme, this Offer to Purchase and the related Offer materials will be mailed to the persons whose names appear in Acorn’s records as the record owners of Shares and ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the list of shareholders, or the list of record holders of ADSs, if applicable, or who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 13 — Conditions of the Offer. We will not accept for payment or pay for Shares representing more than 20,000,000 Ordinary Shares.

We will pay for Shares not represented by ADSs accepted for payment pursuant to the Offer by depositing the aggregate purchase price for such Shares with the Share Tender Agent. The Share Tender Agent will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Share Tender Agent, our obligation to make such payment will be satisfied, and tendering holders of Shares not represented by ADSs must thereafter look solely to the Share Tender Agent for payment of amounts owed to them by reason of the acceptance for payment of such Shares pursuant to the Offer. You will receive a check from the Share Tender Agent for the purchase price for Shares not represented by ADSs validly tendered and accepted by us.

We will pay for Shares represented by ADSs accepted for payment pursuant to the Offer by depositing the aggregate purchase price for such Shares with the ADS Tender Agent. The ADS Tender Agent will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the ADS Tender Agent, our obligation to make such payment will be satisfied, and tendering holders of ADSs must thereafter look solely to the ADS Tender Agent for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the Offer. If you are a record holder of ADSs, you will receive a check from the ADS Tender Agent for the purchase price for ADSs validly tendered and accepted by us. If you hold your ADSs through a financial institution such as a broker dealer, commercial bank, trust company or other nominee, you will receive the purchase price for validly tendered and accepted ADSs through the Book-Entry Transfer Facility in your account with that financial institution.

In all cases, payment for Shares represented by ADSs accepted for payment will be made only after timely receipt by the ADS Tender Agent of (i) American Depositary Receipts (“ADRs”) evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility (as defined in Section 3 — Procedures for Tendering Shares — Book-Entry Delivery of Shares Represented by ADSs through the Book-Entry Transfer Facility), or in the case of ADSs registered in your name in the Direct Registration System (the “DRS”) of Citibank, N.A., the depositary for the ADSs (“the “ADS Depositary”), transfer of the ADSs to the ADS Tender Agent on the DRS registry), (ii) a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message (as defined in Section 3 — Procedures for Tendering Shares — Book-Entry Delivery of Shares Represented by ADSs through the Book-Entry Transfer Facility) in connection with a book-entry transfer and (iii) any other documents required by the ADS Letter of Transmittal.

In all cases, payment for Shares not represented by ADSs accepted for payment will be made only after timely receipt by the Share Tender Agent of (i) a properly completed and duly executed Share Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, and (ii) the documents required by the Share Letter of Transmittal.

For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3 — Procedures for Tendering Shares.

For purposes of the Offer, we will be deemed to have accepted for payment such number of tendered Shares as we indicate when, as and if we give written notice of our acceptance to the Share Tender Agent and the ADS Tender Agent.

Under no circumstances will we pay interest on the consideration paid for Ordinary Shares or ADSs pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment.

If we do not accept for payment any tendered Shares represented by ADSs pursuant to the Offer for any reason, or if you submit ADRs for more ADSs than tendered or accepted, we will return ADRs (or cause the ADS depositary of Acorn to issue new ADRs) representing untendered or unpurchased ADSs, without expense to you (or, in the case of ADSs delivered by book-entry transfer into the ADS Tender Agent’s account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in Section 3 — Procedures for Tendering Shares, the ADSs will be credited to an account maintained at the Book-Entry Transfer Facility or in the case of ADSs tendered which were registered in your name in the DRS registry, the ADS will be credited to your DRS account), promptly following the expiration, termination or withdrawal of the Offer. If we do not accept for payment any tendered Shares not represented by ADSs pursuant to the Offer for any reason and such Shares are not represented by a share certificate, we will cause the registrar of Acorn to make the corresponding changes in Acorn’s register of members, without expense to you, promptly following the expiration, termination or withdrawal of the Offer. If you submit share certificate(s) for more Shares not represented by ADSs than are tendered or accepted, we will return share certificate(s) (or cause Acorn to issue new share certificate(s)) representing such untendered or unpurchased Shares and cause the registrar of Acorn to make the corresponding changes in Acorn’s register of members, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

3. Procedures for Tendering Shares.

Proper Tender of Shares not Represented by ADSs.  In order for you to tender Shares not represented by ADSs in the Offer, (i) the Share Tender Agent must receive the Share Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees and the documents that the Share Letter of Transmittal requires, at its address set forth on the back cover page of this Offer to Purchase prior to the expiration of the Offer, or (ii) you must comply with the guaranteed delivery procedures set forth below if the Shares that you tender are represented by a share certificate.

Proper Tender of Shares Represented by ADSs.  Except as set forth below, in order for you to tender Shares represented by ADSs in the Offer, the ADS Tender Agent must receive the ADS Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees (or an Agent’s Message in lieu of the ADS Letter of Transmittal in connection with a book-entry delivery of ADSs through the Book-Entry Facility), and any other documents that the ADS Letter of Transmittal requires, at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, and either (i) you must deliver the ADRs representing tendered ADSs to the ADS Tender Agent or you must cause your ADSs to be tendered pursuant to the procedure for book-entry transfer set forth below and the ADS Tender Agent must receive timely confirmation of the book-entry transfer of the ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility or you must cause ADSs registered in the DRS registry of the ADS Depositary to be transferred on the DRS registry to the ADS Tender Agent, or (ii) you must comply with the guaranteed delivery procedures set forth below.

Method of Delivery for Shares.  The method of delivery of Ordinary Shares, ADSs and all other required documents, including through the Book-Entry Transfer Facility or the DRS registry of the ADS Depositary, is at your election and sole risk, and delivery will be deemed made only when actually received by the Share Tender Agent or ADS Tender Agent, as applicable. If ADRs, share certificates and other documents are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

Book-Entry Delivery of Shares Represented by ADSs through the Book-Entry Transfer Facility.  The ADS Tender Agent will establish an account with respect to ADSs for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. An Agent’s Message in lieu of the ADS Letter of Transmittal and any other required documents must be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to and received by the ADS Tender Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”), unless (a) the ADSs tendered are tendered (i) by a registered holder of the Shares represented by ADSs who has not completed the box labeled “Special Payment Instructions” on the ADS Letter of Transmittal or (ii) for the

account of an Eligible Institution or (b) the Shares not represented by ADSs are tendered (i) by a registered holder of the Shares and who has not completed the box labeled “Special Payment Instructions” or “Special Delivery Instructions” on the Share Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the ADS Letter of Transmittal and Instruction 1 of the Share Letter of Transmittal. If an ADR evidencing the ADSs is registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made to such person, or the ADR for the unpurchased ADSs are to be issued or returned to a person other than the registered holder, then the tendered Share must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the ADR or as set forth in the DRS registry, with the signature on the ADR or stock power guaranteed by an Eligible Institution as provided in the ADS Letter of Transmittal. If share certificates evidencing Ordinary Shares are registered in the name of a person other than the signer of the Share Letter of Transmittal, or if payment is to be made to such person or the Ordinary Shares for the unpurchased Ordinary Shares are to be issued or returned to a person other than the registered holder, then the tendered Share must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the share certificate, with the signature on the Ordinary Share or stock power guaranteed by an Eligible Institution as provided in the Share Letter of Transmittal. See Instruction 5 of the ADS Letter of Transmittal and Instruction 5 of the Share Letter of Transmittal.

If the ADRs representing the ADSs are forwarded separately to the ADS Tender Agent, a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of ADRs for the ADSs.

If the share certificates representing the Ordinary Shares are forwarded separately to the Share Tender Agent, a properly completed and duly executed Share Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of share certificates for the Ordinary Shares.

Guaranteed Delivery.  If you wish to tender (i) Shares represented by ADSs pursuant to the Offer or (ii) Shares not represented by ADSs but which are represented by Ordinary Share certificates and cannot deliver such Shares and all other required documents to the ADS Tender Agent or the Share Tender Agent, as applicable, by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase, is either, in the case of ADSs, submitted through the Book-Entry Transfer Facility or received by the ADS Tender Agent or the Share Tender Agent, as applicable, before the Expiration Date; and

•	(i) in the case of tendering Shares not represented by ADSs, the share certificate(s) for all such tendered Shares together with a properly completed and duly executed Share Letter of Transmittal (or a manually signed facsimile thereof), and any other required documents together with any required signature guarantees, are received by the Share Tender Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery; or (ii) in the case of tendering ADSs, ADRs for all such tendered ADSs (or a confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent’s account), together with a properly completed and duly executed ADS Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantee, or an Agent’s Message and any other required documents, are received by the ADS Tender Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Share Tender Agent or ADS Tender Agent, as applicable, and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Tender Constitutes an Agreement.  It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (a) Shares tendered, as applicable, or (b) other securities immediately convertible into, or exercisable or exchangeable for, Shares (“Equivalent Securities”) equal to or greater than the amount tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letters of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

U.S. Federal Backup Withholding.  Under the U.S. federal backup withholding laws, the Share Tender Agent and the ADS Tender Agent generally will be required to withhold at the applicable U.S. federal backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Share Tender Agent or the ADS Tender Agent, as applicable, your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute Internal Revenue Service (“IRS”) Form W-9 included in the relevant Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or a foreign entity, you generally will not be subject to backup withholding, provided you certify your foreign status by delivering an appropriate IRS Form W-8. See Instruction 8 of each of the Share Letter of Transmittal and ADS Letter of Transmittal.

Appointment of Proxy.  By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Acorn’s shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of the Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of the Shares, for any meeting of Acorn’s shareholders.

Determination of Validity.  We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Bireme, its shareholders, the Share Tender Agent, the ADS Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding.

4. Withdrawal Rights.  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 1, 2011, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the ADS Tender Agent or the Share Tender Agent, as applicable, may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

Withdrawal of Shares Represented by ADSs.  For a withdrawal of Shares represented by ADSs which are registered in your name, either in the DRS registry of the ADS Depositary or represented by an ADR, to be effective, a written notice of withdrawal must be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase, or a facsimile transmitted copy must be received by the ADS Tender Agent at (+1) (201) 222-4593 prior to the Expiration Date, which notice must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs. The notice of withdrawal must be signed by the same person who signed the ADS Letter of Transmittal. In addition, if ADSs have been delivered to the ADS Tender Agent, a signed notice of withdrawal with (except in the case of ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the serial number(s) shown on the particular ADRs evidencing the ADSs to be withdrawn. In the case of ADSs tendered by book-entry transfer, tendered ADSs may be withdrawn only through the facilities of the Book-Entry Transfer Facility. If you tendered ADSs by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the ADSs.

Withdrawal of Shares not Represented by ADSs.  For a withdrawal of Shares not represented by ADSs to be effective, a written notice of withdrawal must be received by the Share Tender Agent at its address set forth on the back cover of this Offer to Purchase, or a facsimile copy of the notice must be transmitted to the Share Tender Agent at (+1) (800) 546-5141, in each case prior to the Expiration Date, which notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares if different from that of the person who tendered such Shares. In addition, if share certificate(s) have been delivered to the Share Tender Agent, such notice must specify the serial number(s) shown on the share certificate(s) to be withdrawn. The notice of withdrawal must be signed by the same person who signed the relevant Share Letter of Transmittal. In addition, a signed notice of withdrawal must have signatures guaranteed by an Eligible Institution if signature guarantees were required in the submission of the applicable Share Letter of Transmittal.

General.  Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 — Procedures for Tendering Shares at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, and such determination will be binding on all shareholders. None of Bireme, its shareholders, the Share Tender Agent, the ADS Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Income Tax Considerations.

Material U.S. Federal Income Tax Considerations.  The following is a description of the U.S. federal income tax consequences anticipated to be material to the holders described below of tendering Shares pursuant to the Offer. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular holder’s decision to tender Shares. This discussion applies only to a holder that holds Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances, including alternative minimum tax consequences to tendering U.S. Holders (as defined below) and tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;

•	persons holding Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ten percent or more of Acorn’s voting stock;

•	certain U.S. expatriates; or

•	persons who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation.

If an entity classified as a partnership for U.S. federal income tax purposes tenders Shares pursuant to the Offer, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in such partnerships should consult their tax advisers as to the U.S. federal, state, local and foreign tax consequences of tendering Shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed U.S. Treasury regulations and the income tax treaty between the United States and the People’s Republic of China (the “Treaty”), all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of tendering Shares pursuant to the Offer based on their particular circumstances.

U.S. Holders.  A “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Consequences to Tendering U.S. Holders.  A sale of Shares by a tendering U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the discussion below under “Passive Foreign Investment Company Status,” a tendering U.S. Holder will recognize capital gain or loss equal to the difference between the U.S. Holder’s tax basis in its Shares sold in the Offer and the amount of cash received in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Shares for more than one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations.

Gain or loss recognized on the sale of Shares in the Offer generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. However, as described in “Certain PRC Income Taxes” below, if Acorn were deemed to be a People’s Republic of China (“PRC”) tax resident, gain from dispositions of Shares may be subject to PRC income tax. In such a case, a U.S. Holder that is eligible for benefits under the Treaty may be able to claim exemption from such PRC income tax if the U.S. Holder owns less than 25% of the equity interests in Acorn and if certain other conditions are satisfied. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the Treaty, and the creditability of any PRC taxes for U.S. federal income tax purposes based on their particular circumstances.

Passive Foreign Investment Company Status.  In general, Acorn will be classified as a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes if in any taxable year (a) the average quarterly value of Acorn’s gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of Acorn’s gross assets or (b) 75% or more of Acorn’s gross income is passive income (such as dividends, interest and certain rents and royalties). For purposes of the foregoing tests, Acorn will be treated as owning its proportionate share of the assets and earning its proportionate share of the gross income of any corporation of which Acorn owns, directly or indirectly, at least 25% of the stock (by value). For purposes of the first test (i) any cash and cash invested in short-term, interest bearing debt instruments, or bank deposits that are readily convertible into cash generally will be treated as assets producing passive income or assets held for the production of passive income, and (ii) the total value of Acorn’s assets generally is calculated based on its market capitalization. Such rules will also apply to Acorn’s subsidiaries. Based on the Annual Report, we understand that Acorn believes that it and certain of its subsidiaries were classified as PFICs for their taxable years ended December 31, 2009 and 2010 (and possibly in other taxable years), and that Acorn and certain of its subsidiaries may be classified as PFICs in the current taxable year ending December 31, 2011 and in future years. We further understand that information regarding the PFIC status of Acorn and its subsidiaries may be available from Acorn.

If Acorn is a PFIC for any taxable year during which a U.S. Holder held its Shares, certain adverse U.S. federal income tax rules would apply. Among other things, the U.S. Holder generally would be subject to additional taxes and interest charges on any gain realized on the disposition of its Shares (including pursuant to the Offer), regardless of whether Acorn continues to be a PFIC in the year in which the Shares are disposed of. In particular, to compute the U.S. federal income tax on any gain from the sale of a direct or indirect interest in a PFIC, (a) the gain would be allocated ratably to each day in the U.S. Holder’s holding period for the interest, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Acorn (or such subsidiary) was a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal U.S. federal tax rate in effect for that year, and (d) an interest charge (at the rate for underpayment of taxes for the periods described in (c) above) would be imposed with respect to any portion of the gain that is allocated to such period.

A U.S. Holder that is subject to the PFIC rules with respect to Acorn’s Shares ordinarily would be able to avoid the rules described above by making a timely “mark-to-market” election with respect to Acorn’s Shares, provided Acorn’s Shares are (and continue to be) “marketable” for U.S. federal income tax purposes. Acorn’s Shares will be “marketable” as long as they are regularly traded (as determined for U.S. federal income tax purposes) on a national securities exchange, such as the New York Stock Exchange. However, a mark-to-market election generally may not be made with respect to Acorn’s PFIC subsidiaries (as such subsidiaries are private (i.e., non-marketable) companies). Thus, even if a U.S. Holder has made an effective mark-to-market election with respect to Acorn, such holder may be subject to the adverse U.S. federal income tax treatment described above with respect to gain attributable to Acorn’s PFIC subsidiaries. The U.S. federal income tax treatment of such a situation is not clear, and U.S. Holders that have made (or are considering making) a mark-to-market election with respect to their Shares are urged to consult their tax advisers.

If a U.S. Holder makes a timely mark-to-market election with respect to its Shares, such holder generally would recognize as ordinary income or ordinary loss for U.S. federal income tax purposes the difference between (a) the fair market value of its Shares on the last day of the taxable year and (b) the holder’s adjusted tax basis in its Shares. Under the mark-to-market election, any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. A

U.S. Holder’s tax basis in the Shares would be adjusted to reflect any such mark-to-market income or (to the extent deductible) loss. Any gain or loss recognized upon a disposition (including pursuant to the Offer) of Shares for which a mark-to-market election has been made is treated as ordinary income or loss, but in the event of a loss, only to the extent of previously included mark-to-market income, less any previous mark-to-market losses applied to such Shares. In the event a U.S. Holder recognizes gain attributable to Acorn’s PFIC subsidiaries as a result of its sale of Shares (as discussed above), such holder may be able to increase its adjusted tax basis in its Shares for purposes of computing gain or loss recognized on such sale of such Shares, although such treatment is not clear for U.S. federal income tax purposes, and U.S. Holders are urged to consult their tax advisers in this regard.

Alternatively, a U.S. Holder that is subject to the PFIC rules with respect to its Shares generally would be able to avoid the rules described above by making a “qualified electing fund,” or “QEF,” election, with respect to each of Acorn and its PFIC subsidiaries which requires the holder to annually include in its income its pro rata share of Acorn’s (and such subsidiaries’) net ordinary income and net capital gains. In such event, the electing holder’s tax basis in its Shares is increased to reflect the amount of included (but undistributed) income. Distributions of previously taxed income result in a corresponding reduction in the holder’s tax basis in its Shares, but will not be again subject to U.S. federal income tax. Any gain or loss recognized by a U.S. Holder upon the disposition of Shares (including pursuant to the Offer) for which an effective QEF election has been made generally will be treated as capital gain or loss. In the event that a U.S. Holder makes a QEF election with respect to its Shares, but not in respect of one or more of Acorn’s PFIC subsidiaries, the U.S. federal income tax treatment is not clear, and U.S. Holders are urged to consult their tax advisers in this regard.

To make a QEF election, among other things, a U.S. Holder must obtain information from Acorn as to the holder’s share of the net ordinary income and net capital gain of Acorn and its PFIC subsidiaries. Acorn has in the past provided such information to requesting U.S. Holders. U.S. Holders that have made (or are considering making) a QEF election with respect to Acorn and/or its PFIC subsidiaries should inquire with Acorn as to whether such information will continue to be provided. No assurance can be provided that Acorn will provide information necessary for a U.S. Holder to make a QEF election with respect to Acorn and/or its PFIC subsidiaries.

If Acorn was a PFIC for any taxable year during which a U.S. Holder held its Shares, such U.S. Holder must file IRS Form 8621 with respect to Acorn and its PFIC subsidiaries for each taxable year in which such holder recognizes gain on the sale or other disposition of its Shares (including pursuant to the Offer), to make a mark-to- market or QEF election and to include income in respect of such mark-to-market or QEF elections. The PFIC rules, including those relating to the mark-to-market and QEF elections, are complex and affected by various factors in addition to those described above. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules in connection with their potential disposition of Shares pursuant to the Offer.

Information Reporting and Backup Withholding.  Payments of cash in consideration for tendered Shares that are made within the United States or through certain U.S.-related financial intermediaries (such as payments made by the ADS Tender Agent) generally are subject to U.S. federal information reporting, and may be subject to U.S. federal backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct U.S. taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any U.S. federal backup withholding applied to a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability.

Non-U.S. Holders.  A “Non-U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale of Shares pursuant to the Offer, unless the gain is (i) recognized by a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale and meets certain other conditions or (ii) effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an applicable income tax treaty applies, is attributable to the Non-U.S. Holder’s permanent establishment in the United States). Non-U.S. Holders whose gain is described in (i) or (ii) above should consult their tax advisers with respect to the U.S. federal income tax consequences of tendering Shares (including in the case of (ii) the possible imposition of a 30% U.S. federal branch profits tax).

Information Reporting and Backup Withholding.  Payments of cash in consideration for the tendered Shares that are made within the United States or through certain U.S.-related financial intermediaries (such as payments made by the ADS Tender Agent) may be subject to information reporting and backup withholding unless (i) the Non-U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the Non-U.S. Holder certifies on the applicable IRS Form W-8 (generally IRS Form W-8BEN) that it is not a United States person. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.

Certain PRC Income Tax Issues.  Under the PRC Enterprise Income Tax Law that took effect on January 1, 2008 (the “EIT Law”), enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises.” The State Council of the PRC has promulgated implementation rules for the EIT Law which defines “de facto management body” as an organization that exercises substantial and overall management and control over an enterprise’s manufacturing or business operation, finance and property. The EIT Law has only recently been implemented and the tax authorities in the PRC may be inconsistent in their interpretation of such terms as “de facto management bodies.” Acorn has indicated in its Annual Report that it believes it is not a PRC resident enterprise under the EIT Law. Therefore, we do not intend to withhold PRC income tax from payments to you pursuant to the Offer. However, if the PRC tax authorities reach a conclusion different from Acorn’s and consider Acorn to be a PRC resident enterprise for tax purposes, then gains realized from the sale of Shares pursuant to the Offer by shareholders of Acorn who are non-PRC resident enterprises may be regarded as China-sourced income and as a result be subject to PRC income tax at a rate up to 10.0%.

6. Price Range of ADSs; Dividends.  The ADSs (each representing three Shares) are listed and traded on the NYSE under the symbol “ATV” The following table sets forth for the periods indicated the high and low sales prices per ADS on the NYSE, as reported in published financial sources:

	High	Low

2009
First Quarter	$5.23	$2.63
Second Quarter	$4.90	$2.97
Third Quarter	$4.81	$3.16
Fourth Quarter	$6.76	$4.19
2010
First Quarter	$7.30	$4.83
Second Quarter	$5.07	$3.04
Third Quarter	$4.68	$3.16
Fourth Quarter	$5.89	$4.09
2011
First Quarter	$5.00	$4.01
Second Quarter (through June 2)	$5.18	$4.14

On June 2, 2011, the last full trading day before we announced the Offer, the reported closing price per ADS on the NYSE was $4.48. Before deciding whether to tender, you should obtain a current market quotation for the ADSs.

On December 18, 2009, Acorn declared special dividends to its shareholders in the amount of $29.3 million directly from the share premium account of Acorn International, Inc., which was paid on January 20, 2010. In October 2010, Acorn declared special dividends to its shareholders in the amount of $20.5 million directly from the share premium account of Acorn International, Inc., which was paid on December 15, 2010. According to its Annual Report, Acorn currently intends to retain most, if not all, of its available funds and any future earnings to operate and expand its business.

7. Possible Effects of the Offer on the Market for the ADSs; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the ADSs.  The purchase of ADSs in the Offer will reduce the number of ADSs that might otherwise trade publicly. According to the Annual Report, Citibank, N.A. advised Acorn that, as of April 13, 2011, 15,806,246 ADSs, representing 47,418,738 underlying ordinary shares, were held of record by Cede & Co. and two other registered shareholders domiciled in the United States. Acorn stated in its Annual Report that it had no further information as to ADSs held, or beneficially owned, by U.S. persons. Assuming that the Offer is fully accepted with ADSs and no Ordinary Shares are tendered, we would purchase 6,500,000 ADSs. We cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the ADSs or whether it would cause future market prices to be greater or less than the price per ADS offered in the Offer. We do not believe that the Offer will have a material adverse effect on the liquidity of the ADSs.

We do not expect the consummation of the Offer to affect the listing of the ADSs on the NYSE. If the maximum number of Shares being tendered for is acquired in the Offer, after the tendered Shares are purchased, Mr. Roche, Ms. Hattori-Roche and Mr. Yang and certain entities that may be deemed related to them will beneficially own in the aggregate approximately 52% of the outstanding Shares. As a result, if they act together they will have very substantial influence over Acorn’s corporate policies and decision-making. If they act together they will have the practical ability to prevent certain types of corporate transactions that other shareholders might favor, such as a takeover of Acorn by a third party in which shareholders otherwise might receive a price for their Shares that represents a premium to the prices at which the Shares then recently have been traded. There is no agreement, arrangement or understanding among Mr. Roche and Ms. Hattori-Roche, on one hand, and Mr. Yang, on the other hand, to act together with respect to voting their respective ownership of Shares. If Mr. Roche, Ms. Hattori-Roche and Mr. Yang collectively own a majority of the outstanding Shares after the Offer, such majority ownership will exist only to the extent Mr. Roche, Ms. Hattori-Roche and Mr. Yang agree on how to vote their Shares on any particular matter.

If as a result of the Offer, Mr. Roche, Ms. Hattori-Roche and Mr. Yang together acquire effective control over Acorn, they intend to cause Acorn to pursue more aggressive growth strategies than Acorn has pursued in recent years. They prefer these strategies because they believe that in the medium and longer term these strategies can make Acorn substantially more valuable. They recognize, though, that these strategies are more risky and may depress Acorn’s financial performance in the near term. Accordingly, if you do not tender your ADSs or Shares in the Offer, the investment you retain in Acorn may be more risky than it is at present, but conversely, may have the potential to deliver greater returns over the medium and longer term.

There are currently three vacancies on Acorn’s Board of Directors. Following completion of the Offer, Mr. Roche, Ms. Hattori-Roche and Mr. Yang will have substantial influence concerning who should fill such vacancies. Mr. Roche, Ms. Hattori-Roche and Mr. Yang have no present intention to expand or decrease the number of directors or to remove and replace any director but they plan to revisit the composition of the Board of Directors periodically and reserve the right to make such changes in the future.

Mr. Roche, Ms. Hattori-Roche and Mr. Yang presently intend that, even if they acquire a majority of Shares such that they can determine the election of the Acorn Board of Directors, they will not seek to cause

Acorn to eliminate the majority of Acorn’s directors who qualify as independent under the rules of the NYSE. Instead, they presently intend that following the completion of the Offer, a majority of Acorn’s directors will continue to qualify as independent under the rules of the NYSE.

Stock Exchange Listing.  We do not intend to seek the delisting of the ADSs from the NYSE, and we do not expect that the consummation of the Offer will affect the listing of the ADSs on the NYSE. However, we cannot rule out the risk that after the consummation of the Offer, the ADSs may no longer meet the published guidelines for continued listing on the NYSE.

According to the NYSE’s published guidelines, the NYSE would normally give consideration to the prompt initiation of suspension and delisting procedures with respect to securities of an issuer (U.S. or non-U.S.) when:

•	the total number of shareholders is less than 400; or

•	the total number of shareholders is less than 1,200 and the average monthly trading volume for the most recent 12 months is less than 100,000 shares; or

•	the number of publicly-held shares (excluding for this purpose shares held by directors, officers or their immediate families and other concentrated holdings of 10% or more) is less than 600,000 shares.

If, following the purchase of ADSs in the Offer, Acorn no longer meets these standards, the listing of Acorn’s ADSs on the NYSE could be discontinued. If the ADSs cease to be listed on the NYSE, it is possible that the ADSs would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the ADSs and the availability of such quotations would depend, however, upon such factors as the number of holders and/or the aggregate market value of the publicly held ADSs at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration of the ADSs under the Exchange Act, and other factors.

Registration under the Exchange Act.  The Ordinary Shares and the ADSs are currently registered under the Exchange Act and we do not expect that the consummation of the Offer will affect the registration of the Ordinary Shares or ADSs. If, after the closing of the Offer, the ADSs were delisted from the NYSE and there were fewer than 300 record holders of the Ordinary Shares and ADSs, that registration may be terminated upon application by Acorn to the SEC. Termination of the registration of the Ordinary Shares and ADSs under the Exchange Act, assuming there are no other securities of Acorn subject to registration, would substantially reduce the information required to be furnished by Acorn to its shareholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Acorn. Furthermore, “affiliates” of Acorn and persons holding “restricted securities” of Acorn may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If the registration of the Ordinary Shares and ADSs under the Exchange Act were terminated, the ADSs would no longer be “margin securities” or eligible for stock exchange listing.

Margin Regulations.  The ADSs are currently “margin securities” under the regulations of the Board of Governors of the United States Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using the ADSs as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of ADSs pursuant to the Offer, the ADSs might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for extensions of credit by brokers.

8. Certain Information Concerning Acorn.  Acorn is a company incorporated with limited liability under the laws of the Cayman Islands, with principal executive offices at 18/F, 20th Building, 487 Tianlin Road, Shanghai 200233, People’s Republic of China. The telephone number of Acorn’s principal executive offices is (+86) (21) 5151-8888.

Acorn is a media and branding company in China with a proven track record of developing, promoting and selling consumer products through its integrated sales platform. Acorn operates one of the largest TV direct sales businesses in China in terms of revenues, and Acorn was one of the first companies in China to use TV direct sales programs, often referred to as TV infomercials, in combination with a nationwide distribution network to market and sell products to consumers. Acorn’s significant TV air time presence allows it to test-market, promote and sell products in China’s geographically dispersed and fragmented consumer market. According to the Annual Report, Acorn seeks to maximize sales penetration of its products that have strong sales and brand development potential by distributing them through its nationwide distribution network. In 2006, Acorn also began using its TV direct sales platform to promote and sell third-party branded products pursuant to joint sales arrangements. During the year ended December 31, 2010, Acorn primarily focused on growing its proprietary branded products, such as mobile handsets, Ozing electronic learning products and cosmetic products, while continuing to develop joint sales arrangements as sources of complementary revenue streams. In addition, Acorn’s non-TV direct sales platform comprising third-party bank channel sales, outbound calls, catalog sales and Internet sales, contributed approximately 51.6% of Acorn’s revenues from direct sales in 2010, and Acorn expects its non-TV direct sales platform to be of higher growth in the future.

Using Acorn’s integrated TV direct sales and nationwide distribution network platforms, Acorn has developed several leading proprietary brands, including Ozing electronic learning products, Babaka posture correction products and Meijin electronic dictionaries. In addition, Acorn has expanded into other forms of direct selling, such as third-party bank channel sales, outbound calls, catalogs and Internet sales, to further strengthen its promotional efforts and generate additional revenue opportunities from its existing customer base. According to the Annual Report, Acorn believes its vertically integrated direct sales operations, which include product development, TV and other direct sales and marketing, call center operations, and order fulfillment and delivery, combined with its nationwide distribution network, allow it to effectively reach consumers and maximize sales throughout China.

Additional Information.  Acorn is a “foreign private issuer” for purposes of the SEC’s rules. As a result, Acorn is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, in accordance with these requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. You should be able to read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call (+1) (800) SEC-0330 for further information on the operation of the Public Reference Room. Acorn’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

According to its Annual Report, as of March 31, 2011, 89,311,634 Ordinary Shares were issued and outstanding.

9. Certain Information Concerning Bireme.  We are a company incorporated with limited liability under the laws of the Cayman Islands on May 5, 2011, with our business address at c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111 Cayman Islands. Our telephone number is (+1) (345) 945-3901. To date, we have engaged in no activities other than those incidental to our formation. The shareholders of Bireme are Ritsuko Hattori-Roche and Don Dongjie Yang. Ms. Hattori-Roche and Mr. Yang serve on the Board of Directors of Bireme with Robert Roche (together with Ms. Hattori-Roche and Mr. Yang, collectively, the “Bireme Directors”). Ms. Hattori-Roche owns 8,770 shares in Bireme, representing 87.7% of Bireme’s outstanding stock, and Mr. Yang owns 1,230 shares in Bireme, representing 12.3% of Bireme’s outstanding stock. Ms. Hattori-Roche’s husband, Robert Roche, is a co-founder and the Executive Chairman of the Board of Directors of Acorn. Mr. Yang is a co-founder, director and the Chief Executive Officer of Acorn. In her capacity as the controlling shareholder of Bireme, Ms. Hattori-Roche will have effective control over the voting and disposition of all Shares acquired by Bireme pursuant to the Offer.

The name, business address, current principal occupation or employment, employment history and citizenship of each director and executive officer of Bireme or the Bireme Directors and certain other information are set forth on Schedule I to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase or Schedule II to this Offer to Purchase: (i) none of Bireme or the Bireme Directors or any associate or majority owned subsidiary of Bireme or the Bireme Directors or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Acorn; (ii) none of Bireme or the Bireme Directors or, to the knowledge of Bireme or the Bireme Directors, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Acorn during the past 60 days; (iii) none of Bireme or the Bireme Directors has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Acorn (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Bireme or the Bireme Directors or their Subsidiaries, on the one hand, and Acorn or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Bireme or the Bireme Directors or their Subsidiaries, on the one hand, and Acorn or any of its Subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Bireme or the Bireme Directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Bireme or the Bireme Directors has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Agreements and Relationships With Respect to Employment

Mr. Yang has entered into an employment agreement with Acorn Information Technology (Shanghai) Co., Ltd., a company incorporated and existing under the laws of the People’s Republic of China and a wholly-owned subsidiary of Acorn (“Acorn Information”). Pursuant to the terms of the employment agreement, Mr. Yang agreed to serve as Chief Executive Officer of Acorn Information in return for an annual salary equal to RMB2,080,000 (equivalent to approximately $321,059 as of June 2, 2011) and a discretionary performance bonus based on Acorn’s profits and Mr. Yang’s performance. There is no fixed term for the employment agreement.

Mr. Roche entered into an employment agreement with Acorn Trade (Shanghai) Co., Ltd., a company incorporated and existing under the laws of the People’s Republic of China and a wholly-owned subsidiary of Acorn (“Acorn Trade”), on January 1, 2011. Pursuant to the terms of the employment agreement, Mr. Roche agreed to serve as Executive Chairman of Acorn Trade for a period of three years in return for an annual salary equal to RMB845,000 (equivalent to approximately $130,430 as of June 2, 2011) and the opportunity to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by Acorn Trade to Acorn Trade’s employees generally.

Shanghai Network and Beijing Acorn Agreements

Shanghai Network and Beijing Acorn are currently owned by two PRC citizens, Don Dongjie Yang and David Chenghong He, one of Acorn’s former executive officers. Shanghai Network is primarily engaged in Acorn’s TV direct sales business throughout China except for Beijing. Beijing Acorn is primarily engaged in Acorn’s TV direct sales business in Beijing. Acorn has entered into contractual arrangements with these two affiliated entities pursuant to which its wholly owned subsidiary, Acorn Information, provides technical support and management services to these affiliated entities. The following agreements provide Acorn with effective control over these two affiliated entities. They include irrevocable powers of attorney, a loan agreement, equity pledge agreements, and operation and management agreements. Under the exclusive purchase agreements, Acorn also has exclusive options to purchase the equity interests of the affiliated entities.

•	Irrevocable Powers of Attorney. Under irrevocable powers of attorney, each of the two shareholders of Shanghai Network and Beijing Acorn, Messrs. Yang and He, has granted to designees of Acorn Information, Lifu Chen, Acorn’s general counsel, and Irene Lin Bian, Acorn’s financial and accounting officer, the power to exercise all voting rights of such shareholders in the shareholders’ meetings, including but not limited to the power to determine the sale or transfer of all or part of such shareholder’s equity interest in, and appoint the directors of, Shanghai Network and Beijing Acorn. These irrevocable powers of attorney have terms of ten years and will automatically renew for another ten years unless terminated by the above-mentioned designees of Acorn Information in writing three months prior to their expiry.

•	Loan Agreement. Under the loan agreement among Acorn Information and the shareholders of these two affiliated entities, Messrs. Yang and He, Acorn Information made an interest-free loan to Messrs. Yang and He in an aggregate amount of $16.2 million and agreed to make additional interest-free loans not exceeding approximately $4.2 million to Messrs. Yang and He. The loan is to be used primarily for capital investments by the shareholders in Shanghai Network and Beijing Acorn. The loan can only be repaid by the shareholders’ transfer of their interests in Shanghai Network and Beijing Acorn to Acorn Information or its designee when permissible under PRC law. The initial term of the loan is ten years and will automatically be renewed for another ten years absent a written termination notice from Acorn Information.

•	Operation and Management Agreements. Under the operation and management agreements among Acorn Information, the two shareholders and each of the affiliated entities, the parties have agreed that Acorn Information will provide guidance and instructions on daily operations and financial affairs of each of these two affiliated entities. The agreements also state that each of the directors, general managers and other senior management personnel of these affiliated entities will be appointed as nominated by Acorn Information. Acorn Information has the authority to exercise the voting rights on behalf of the two shareholders at the shareholder meetings of the two affiliated entities. Acorn Information has agreed to provide security for contracts, agreements or other transactions entered into by these two affiliated entities with third parties, provided that these affiliated entities shall provide counter-security for Acorn Information using their accounts receivable or assets. In addition, each of these affiliated entities agreed not to enter into any transaction that could materially affect its respective assets, obligations, rights or operations without prior written consent from Acorn Information. The terms of these agreements are ten years and will automatically renew for another ten years absent a written termination notice by Acorn Information.

•	Equity Pledge Agreements. Under the equity pledge agreements among Acorn Information and the two shareholders of the affiliated entities, each of Messrs. Yang and He has pledged all of his equity interests in Shanghai Network and Beijing Acorn to Acorn Information to guarantee the performance of the two affiliated entities under the operation and management agreements and the exclusive technical services agreements as described below, as well as their personal obligations under the loan agreements. Each of the shareholders also agrees not to transfer, assign or, pledge his interests in any of these affiliated entities without the prior written consent of Acorn Information. If any of these affiliated entities or either of the two shareholders breaches its respective contractual obligations thereunder, Acorn Information, as pledgee, will be entitled to certain rights, including but not limited to the right to sell the pledged equity interests. The terms of these agreements are ten years and will automatically renew for another ten years absent written termination notice by Acorn Information three months prior to their expiry.

•	Exclusive Purchase Agreements. Pursuant to the exclusive purchase agreements among Acorn Information and each of Shanghai Network and Beijing Acorn and their shareholders, Messrs. Yang and He, each of the two shareholders has irrevocably granted Acorn Information or its designee an exclusive option to purchase at any time if and when permitted under PRC law, all or any portion of their equity interests in Shanghai Network and Beijing Acorn for a price that is the minimum amount permitted by PRC law. The terms of these agreements are ten years and will automatically renew for another ten years absent a written termination notice by Acorn Information three months prior to their expiry.

•	Technical Services Agreements. Acorn Information has entered into a technical service agreement with each of Shanghai Network and Beijing Acorn to transfer economic interests in these entities to Acorn. Pursuant to the technical service agreements, Acorn Information is the exclusive provider of technical support and consulting services to the two affiliated entities in exchange for service fees. Under these agreements, each of the affiliated entities may not, among other things, dispose of its assets, dissolve, liquidate, merge with any third parties, provide security to any third parties, distribute dividends, engage in transactions with any of its affiliates, make external investment or conduct any business outside of the ordinary course of their respective businesses without the prior consent of Acorn Information. The term of these agreements is ten years and will automatically renew for another ten years unless terminated by Acorn Information.

Product Sourcing Agreement

Mr. Roche currently serves as chairman, of and, along with Ms. Hattori-Roche and other related persons, is a significant stockholder in, Oak Lawn Marketing, Inc., an infomercial, branding and sales company. Global Infomercial Services (“GIS”), an infomercial, branding and sales company and a subsidiary of Oak Lawn Marketing, Inc., is a party to a Consulting/Services Agreement, dated as of March 31, 2011, with Acorn Trade. Under the agreement, GIS has agreed to provide certain services to Acorn, which services include, among others, searching for and identifying products of interest for Acorn, obtaining rights to such products, providing product marketing analysis, assisting in vendor relationship management and arranging certain marketing activities. Acorn has agreed to pay GIS a percentage of the cost of all products introduced to Acorn by GIS, which percentage will be negotiated on a case-by-case basis. The initial term of the agreement is two years with the option for successive one year term renewals thereafter.

Registration Rights Agreement

Pursuant to the terms of the Registration Rights Agreement, dated March 17, 2011, by and among Acorn, SB Asia Investment Fund II L.P., Acorn Composite Corporation, The Felicitas Trust, The Grand Crossing Trust, The Moore Bay Trust and The Robert W. Roche 2009 Declaration of Trust, holders representing at least 25% of Acorn’s registrable securities outstanding are entitled to three (3) demand registrations on a Form F-3 or, if Acorn is not entitled to use Form F-3, the holders may request Acorn file a Registration Statement on a form other than Form F-3. Registrable securities are Ordinary Shares held by any holder but do not include Ordinary Shares exchangeable for ADSs held by any holder. These holders are also entitled to “piggyback” registration rights, whereby they may require Acorn to register all or any part of the registrable securities they hold at the time Acorn registers any of its Ordinary Shares. Acorn is generally required to bear all of the registration expenses incurred in connection with the demand and piggyback registrations. The foregoing demand and piggyback registration rights will terminate on March 17, 2015. Mr. Roche has certain relationships with Acorn Composite Corporation, The Felicitas Trust, The Grand Crossing Trust, The Moore Bay Trust and The Robert W. Roche 2009 Declaration of Trust. See Schedule II to this Offer to Purchase.

10. Source and Amount of Funds.

We will need approximately $40,000,000 to purchase 20,000,000 Ordinary Shares pursuant to the Offer and pay associated fees and expenses. The Bireme shareholders have provided us with sufficient funds to satisfy these obligations.

The Robert W. Roche 2009 Declaration of Trust has loaned Ms. Hattori-Roche $39,000,000. Ms. Hattori-Roche contributed $35,080,000 to Bireme. Ms. Hattori-Roche has delivered a Promissory Note, dated May 19, 2011, to The Robert W. Roche 2009 Declaration of Trust pursuant to which Ms. Hattori-Roche has agreed to pay $39,000,000, without interest, to Mr. Roche, as trustee of The Robert W. Roche 2009 Declaration of Trust, by May 18, 2014. The Robert W. Roche 2009 Declaration of Trust and Ms. Hattori-Roche entered into a Share Charge Agreement dated as of May 19, 2011, pursuant to which Ms. Hattori-Roche granted The Robert W. Roche 2009 Declaration of Trust a security interest in the 8,770 shares she owns in Bireme as consideration for The Robert W. Roche 2009 Declaration of Trust’s loan to Ms. Hattori-Roche. Additionally, The Robert W. Roche 2009 Declaration of Trust and Ms. Hattori-Roche entered into a Pledge Agreement, dated as of May 19,

2011, pursuant to which Ms. Hattori-Roche granted The Robert W. Roche 2009 Declaration of Trust a security interest in the 2,400 shares she owns in Oak Lawn Marketing, Inc., as added consideration for The Robert W. Roche 2009 Declaration of Trust’s loan to Ms. Hattori-Roche.

Ms. Hattori-Roche has loaned Mr. Yang $3,920,000, which Mr. Yang contributed, together with $1,000,000 of his own funds, to Bireme. Mr. Yang has delivered a Promissory Note, dated May 19, 2011, to Ms. Hattori-Roche pursuant to which Mr. Yang has agreed to pay $3,920,000, at an interest rate of five percent (5%) per annum based on a 365-day year, to Ms. Hattori-Roche, by May 18, 2016. Mr. Yang and Ms. Hattori-Roche entered into a Share Charge Agreement, dated as of May 30, 2011, pursuant to which Mr. Yang granted Ms. Hattori-Roche a security interest in the 1,230 shares he owns in Bireme as consideration for Ms. Hattori-Roche’s loan to Mr. Yang. To induce Ms. Hattori-Roche to provide Mr. Yang the financing terms noted above, D.Y. Capital, Inc., an entity wholly owned by Mr. Yang, entered into a Guaranty Agreement with Ms. Hattori-Roche, dated May 19, 2011, guaranteeing the performance of Mr. Yang’s obligations under the Promissory Note. D.Y. Capital, Inc. and Ms. Hattori-Roche entered into a Share Charge Agreement, dated as of May 30, 2011, pursuant to which D.Y. Capital, Inc. granted Ms. Hattori-Roche a security interest in 3,000,000 of the Ordinary Shares it owns in Acorn as consideration for Ms. Hattori-Roche’s loan to Mr. Yang.

Ms. Hattori-Roche and Mr. Yang have each entered into Contribution Agreements, each dated May 19, 2011, pursuant to which they have contributed $35,080,000 and $4,920,000, respectively, to Bireme to fund the Offer in exchange for their respective ownership interests in Bireme. Ms. Hattori-Roche and Mr. Yang have also entered into an Agreement Regarding Sources and Uses, dated May 24, 2011, which provides that in the event that the Offer is not fully subscribed, any distribution to Mr. Yang less than or equal to $3,920,000 will be paid directly to Ms. Hattori-Roche on Mr. Yang’s behalf as partial or full repayment of the loan as the case may be. Ms. Hattori-Roche and Mr. Yang have each entered into subsequent Contribution Agreements, each dated May 24, 2011, pursuant to which they have contributed $438,500 and $61,500, respectively, to Bireme by way of gift to pay legal and other fees and expenses incurred by Bireme in respect of the Offer.

Ms. Hattori-Roche and Mr. Yang have entered into a Shareholders Agreement, dated May 19, 2011 (the “Shareholders Agreement”), to govern certain voting rights and transfers with respect to their shares of Bireme stock.

•	Transfers. Under the Shareholders Agreement, Ms. Hattori-Roche and Mr. Yang have agreed not to transfer their shares of Bireme stock other than in the case of the following transfers: (i) any transfer by Ms. Hattori-Roche, including pursuant to the Share Charge Agreement discussed above; (ii) any transfer by Mr. Yang, which transfer is approved by Ms. Hattori-Roche; (iii) the charge of Bireme stock owned by Mr. Yang pursuant to the Share Charge Agreement discussed above; and (iv) any transfers of Mr. Yang’s stock to Ms. Hattori-Roche upon the death, disability, divorce or bankruptcy of Mr. Yang or upon an attempted transfer by Mr. Yang to an unrelated third party without Ms. Hattori-Roche’s prior consent. Any assignee of any Bireme shares in accordance with the Shareholders Agreement must agree to be bound by the provisions of the Shareholders Agreement.

•	Drag Rights; No Tag Rights. Under the Shareholders Agreement, Ms. Hattori-Roche has the right to transfer shares of Bireme stock without restriction. In the event Ms. Hattori-Roche receives a bona fide arm’s length offer from an unrelated third party to purchase her shares of Bireme stock, Ms. Hattori-Roche may compel Mr. Yang to join in the sale and sell Mr. Yang’s Bireme stock at the same price, adjusted pro rata per share, and upon the same terms and conditions as accepted by Ms. Hattori-Roche. Mr. Yang does not have the right to participate in a sale of Bireme shares by Ms. Hattori-Roche. Any participation by Mr. Yang in a sale of Bireme stock by Ms. Hattori-Roche will occur in the sole and absolute discretion of Ms. Hattori-Roche.

•	Termination. The Shareholders Agreement will terminate upon the occurrence of any of the following: (i) the cessation of all activities by Bireme; (ii) the execution of a written instrument by Ms. Hattori-Roche and Mr. Yang agreeing to terminate the Shareholders Agreement; (iii) the bankruptcy, general assignment for the benefit of creditors, receivership, liquidation or dissolution of Bireme; (iv) the death of Ms. Hattori-Roche and Mr. Yang simultaneously or with a period of 60 days of each other; or (v) the disposal by all but one of the shareholders of their Bireme stock pursuant to the Shareholders Agreement.

Copies of the Promissory Notes, Share Charge Agreements, Pledge Agreement, Guaranty Agreement, Contribution Agreements, Agreement Regarding Sources and Uses and Shareholders Agreement are on file with the SEC as exhibits to the Schedule TO. Reference is made to such exhibits for a more complete description of the terms and conditions thereof, and the foregoing summary of such terms and conditions is qualified in its entirety by such exhibits.

The closing of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

11. Background of the Offer.

Messrs. Roche and Yang founded Acorn in 1998 as Beijing Acorn Trade Co., Ltd. In anticipation of its initial public offering, Acorn incorporated Acorn International, Inc. in the Cayman Islands on December 20, 2005 as its listing vehicle and ultimate holding company. In 2007, Acorn successfully conducted an initial public offering of its ADSs on the New York Stock Exchange. Messrs. Roche and Yang have served on Acorn’s Board since Acorn’s founding.

Mr. Roche, Mr. Yang and certain entities that may be deemed related to them, each conduct regular reviews and analyses of their respective investment holdings. From time to time, Mr. Roche has considered a variety of possibilities for Acorn, including changes in strategic direction, product lines and various business combinations. None of these considerations ever resulted in any proposals or communications being made to Acorn. From time to time, Mr. Roche has considered pursuing a business combination between Oak Lawn Marketing, Inc., an infomercial, branding and sales company of which Mr. Roche serves as Chairman, and Acorn, but there have been no substantive discussions to date concerning such a transaction and no such transaction is currently contemplated.

Over the course of 2010, Mr. Roche became increasingly concerned about what he believed to be the underperformance of Acorn. On May 6, 2010, the trading price of Acorn’s ADSs reached a low of $3.04 per ADS. Mr. Roche voiced his concerns about Acorn repeatedly at Acorn Board meetings, including his concern that Acorn was too focused on cutting operating expenses instead of growing its businesses. Neither the Acorn Board nor Acorn’s management took action that addressed Mr. Roche’s concerns to his satisfaction.

During this time, Mr. Roche viewed Mr. Guoying Du, who was in charge of Acorn’s nationwide distribution business, as a leader within Acorn’s executive team who could potentially be a strong Chief Executive Officer for Acorn. On August 18, 2010, Mr. Du resigned from his position as Vice President and Director of Acorn. Mr. Roche considered Mr. Du a valuable asset to Acorn. Mr. Roche viewed Mr. Du’s departure as a failure on the part of Acorn’s leadership and subsequently contacted other members of Acorn’s management and other members of the Acorn Board, including Mr. Andrew Yan, who is a director of Acorn and the managing partner of SB Asia Investment Fund II, L.P. (“SB Asia”), to voice his concerns. Mr. Roche and others in Acorn’s management and on the Acorn Board believed a change of leadership was needed and that Acorn needed a new strategy to grow its business. Following Mr. Du’s resignation, Mr. Roche spoke to Cayman Islands counsel about the process for proposing a slate and electing new board members at the scheduled annual general meeting of Acorn. Mr. Roche determined that he would propose a slate of three director nominees to be considered at the 2010 annual general meeting of Acorn. Mr. Roche also determined to propose that he be appointed the Chairman of the Board of Directors of Acorn at the 2010 annual general meeting of Acorn.

Prior to Mr. Roche taking action to propose the three new director nominees, on October 18, 2010, Acorn announced that Mr. James Hu had resigned his position as Chairman, Chief Executive Officer and Director of Acorn, effective immediately. Following Mr. Hu’s resignation, Acorn’s Board of Directors named Mr. Yang as the Chief Executive Officer. In addition, the Acorn Board appointed Mr. Roche as Executive Chairman of the Board of Directors of Acorn. Following his appointment as Chairman of Acorn and the resignation of Mr. Hu, Mr. Roche determined not to nominate a slate of director nominees for election at the 2010 annual meeting of Acorn.

Following Mr. Hu’s resignation, several other directors and members of Acorn’s senior management resigned: Mr. Joe Zhou resigned from the Acorn Board, effective November 19, 2010; Mr. Ying Wu resigned from the Acorn Board, effective on February 26, 2011; acting CFO David He resigned, effective on February 28, 2011; Mr. Daniel Wu resigned from the Acorn Board, effective April 8, 2010; and Mr. Lv Hongbing resigned from the Acorn Board, effective April 19, 2010. Several of these resignations were by directors and members of management who had joined Acorn during Mr. Hu’s tenure as CEO and Chairman.

Messrs. Roche and Yang believe that Acorn needs to be more opportunistic and be able to pursue growth strategies more quickly and efficiently, which the Acorn Board has previously been reluctant to do. As Executive Chairman and CEO, respectively, Messrs. Roche and Yang have identified a series of initiatives that they believe should be pursued in order to more aggressively grow Acorn’s businesses. These include (i) increasing Acorn’s purchases of TV media time in order to increase revenues generated from its TV direct sales programs, (ii) implementing a new technology platform for Acorn’s call center, (iii) retraining existing staff and hiring new staff to support the updated call center, (iv) investing in a new technology platform for Acorn’s logistics, (v) retraining existing staff and hiring new staff to support Acorn’s updated logistics, (vi) marketing new products on TV in order to expand the Acorn brand, (vii) developing a digital application for Acorn’s learning products and (viii) exploring opportunities in the financial services sector.

Given Mr. Roche’s belief in the potential upside associated with implementing these policies, Mr. Roche made an approach, through an intermediary, to Mr. Andrew Yan concerning SB Asia. Through the mutual acquaintance, Mr. Roche inquired whether SB Asia would be interested in selling any Acorn Shares to Mr. Roche. Mr. Roche explained that he would be willing to pay more than $4.50 per ADS (or $1.50 per Ordinary Share). Mr. Andrew Yan indicated that SB Asia was not interested in selling any Shares at that time. Mr. Roche asked Mr. Andrew Yan for suggestions regarding how Mr. Roche might increase his ownership in Acorn. Mr. Andrew Yan suggested that Mr. Roche buy additional Shares in the market.

Subsequent to this conversation, Mr. Roche carefully considered various possible alternatives to increase his ownership of Shares. Mr. Roche had discussions with legal counsel, considered various financing alternatives and weighed whether to pursue this Offer in order to increase his ownership of Shares. Mr. Roche approached Mr. Yang and asked if Mr. Yang would be interested in participating in any offer to which Mr. Yang responded affirmatively. Mr. Roche and Mr. Yang, along with Ms. Hattori-Roche, subsequently formed Bireme. Upon completion of the Offer, if fully subscribed and based on the information contained in the Annual Report and including 1,500,000 ordinary shares issuable pursuant to options held by Mr. Yang, the aggregate number of Ordinary Shares beneficially owned by Mr. Roche and Ms. Hattori-Roche and certain entities that may be deemed related to them and Mr. Yang and certain entities that may be deemed related to him will increase from approximately 29.9% of the Ordinary Shares immediately prior to the Offer to approximately 52% of the Ordinary Shares currently outstanding, representing over a majority of Acorn’s outstanding Shares.

12. Purpose of the Offer; Plans for Acorn; Appraisal Rights.

Purpose of the Offer; Plans for Acorn.  The purpose of the Offer is to increase the ownership stakes in Acorn of the two co-founders of Acorn (Robert Roche and Don Dongjie Yang) with the goal of having greater influence over the strategic direction of Acorn. Mr. Roche and Mr. Yang wish to cause Acorn to pursue more aggressive growth strategies than it has pursued over the past few years. They believe that if this Offer is successful, the increased combined ownership position that will be held by them and their family members and related entities will, among other things, give them greater influence over corporate strategy, thus enhancing their ability to pursue certain growth strategies. As discussed more fully below, Mr. Roche and Mr. Yang have identified a series of initiatives that they believe should be pursued in order to more aggressively grow Acorn’s businesses. Each of the initiatives involves significant risks and will take significant time, possibly several years, to successfully implement. The contemplated initiatives also will require substantial resources. The costs of implementing these initiatives may depress Acorn’s earnings in the near term. Mr. Roche and Mr. Yang will seek to pursue these growth strategies regardless of whether the Offer is successful. They believe, however, that by increasing their ownership position they will increase their influence over Acorn’s board of directors and accordingly will increase the likelihood that their preferred strategy will be fully implemented.

Upon completion of the Offer, if fully subscribed, based on the information contained in the Annual Report and including 1,500,000 ordinary shares issuable pursuant to options held by Mr. Yang, the aggregate number of Ordinary Shares beneficially owned by Mr. Roche and Ms. Hattori-Roche and certain entities that may be deemed related to them and Mr. Yang and certain entities that may be deemed related to him will increase from approximately 29.9% of the Ordinary Shares immediately prior to the Offer to approximately 52% of the Ordinary Shares currently outstanding.

Mr. Roche, Ms. Hattori-Roche and Mr. Yang also believe that the Shares represent an attractive long term investment, and they intend that they or their related persons will make a profit on the investment to be made in the Shares purchased through the Offer. Mr. Roche, Ms. Hattori-Roche and Mr. Yang are long term investors that believe in the long term prospects of Acorn while recognizing that there may be a short term adverse effect on earnings as the result of implementing the growth strategies.

Except as set forth in this Offer to Purchase, Mr. Roche, Ms. Hattori-Roche and Mr. Yang do not have any plan or intention to cause Acorn to pursue any extraordinary corporate transaction or sale of assets, or to change its capitalization, indebtedness or dividend policy, or to make any other material change in Acorn’s corporate structure or business or in its organizational documents and none of them has any plan or intention to pursue any “going-private” transaction with respect to Acorn. A going-private transaction would include a transaction or series of transactions having the purpose or effect of causing Acorn’s ADSs to no longer be listed on the NYSE or the Ordinary Shares to be no longer registered under the Exchange Act. We expect that, following our purchase of Shares tendered in the Offer, Acorn’s ADSs will continue to be listed on the NYSE and the Ordinary Shares to be registered under the Exchange Act.

After the completion of the Offer, Bireme, Mr. Roche, Ms. Hattori-Roche and Mr. Yang, and their related entities will continue to hold all Shares owned by them, as investments. These persons will periodically review Acorn’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, may be appropriate and depending on the results of these periodic reviews, these persons may from time to time seek to encourage Acorn’s board of directors and other shareholders to approve changes in some or all of these areas. Also depending on the results of these periodic reviews, these persons may decide to seek to acquire additional Shares or to dispose of some or all of their Shares. At the present time, none of these persons has any definitive plans, agreements, arrangements or understandings as to any of the foregoing.

To the best of Bireme’s knowledge, there is no agreement or understanding, written or underwritten, between Bireme or its shareholders or their affiliates or related persons on the one hand and on the other hand any executive officer of Acorn concerning compensation that is based upon or otherwise relates to the Offer.

Mr. Roche and Mr. Yang have identified the following initiatives that they believe should be pursued in order to more aggressively grow Acorn’s businesses and increase both revenues and profitability in the longer term:

•	Messrs. Roche and Yang will seek to increase Acorn’s purchases of TV media time in order to increase revenues generated from its TV direct sales programs. These purchases of TV media time will involve TV stations and TV markets not previously exploited by Acorn. The purchases of TV media time require significant expenditures by Acorn. Acorn will require new hardware and software to make use of the TV media time as well as new personnel, including new managers. There is no assurance that products advertised on these new TV stations or in these new TV markets will be successful;

•	Messrs. Roche and Yang will seek to implement a new technology platform for Acorn’s call center, which processes customer purchases, arranges product delivery and assesses the effectiveness of advertising placements and consumer acceptance of Acorn’s products and services, among other things. Messrs. Roche and Yang believe that Acorn has historically underinvested in critical areas and that the call center is in need of significant updates, including new hardware and software components that Acorn currently does not have. The cost to update the call center could be several million dollars. There is also execution risk involved in updating Acorn’s systems;

•	Messrs. Roche and Yang will seek to retrain existing staff and hire new staff to support the updated call center. Messrs. Roche and Yang believe that for the new technology platform for the call center to be successful, Acorn will need to hire additional managers;

•	Messrs. Roche and Yang will seek to invest in a new technology platform for Acorn’s logistics. The cost to update Acorn’s logistics could be several million dollars, which will include new hardware and software components that Acorn currently does not have. There is a significant amount of execution risk involved in updating Acorn’s logistics as the supply chain management network in China is not as developed as it is in certain other countries;

•	Messrs. Roche and Yang will seek to retrain existing staff and hire new staff to support Acorn’s updated logistics. This will involve enhanced training and hiring managers from outside Acorn. There are a limited number of persons proficient in this area in China;

•	Messrs. Roche and Yang will seek to aggressively market new products on TV in order to expand the Acorn brand. The cost to test market new products can be several hundred thousand dollars and the success rate of new products is low. Marketing new products also involves significant expenditures to produce and edit the TV infomercials, to localize the products and to obtain testimonials for the products. Acorn will require new hardware and software to aggressively market these new products as well as new personnel, including new managers;

•	Among other products, Acorn is developing a digital application for its learning products, which could produce significant revenues in the long term but in the short term could require several million dollars to develop. Acorn will require new hardware and software to develop this digital application as well as new personnel, including new managers. The digital application for the learning products may not produce significant revenues for two or more years, if at all;

•	Messrs. Roche and Yang also want to explore opportunities in the financial services sector, including selling insurance, affinity credit cards and investment opportunities through its TV direct sales program. These opportunities may not yield profits for 18 to 30 months or longer, if at all. They will also require a significant investment in management time, which means management may not be to pursue other potential opportunities. The ability to sell these financial services is also subject to PRC regulation and there can be no assurance that such TV sales will be permitted under applicable PRC law.

The foregoing growth initiatives will require several million dollars of investment by Acorn and may have the effect of depressing Acorn’s earnings in the short term. Messrs. Roche and Yang believe the growth initiatives are necessary to aggressively grow Acorn’s business and increase revenues and profitability in the long term.

Appraisal Rights.  No appraisal or dissenter’s rights are available to holders of Shares, including Shares represented by ADSs, in connection with the Offer.

13. Conditions of the Offer.

Notwithstanding any other provision of the Offer, Bireme shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if on or after June 2, 2011, and at or prior to the expiration of the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

(a) there shall be instituted any action or proceeding by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly, (i) challenges the acquisition by Bireme of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer, (ii) seeks to prohibit or impose material limitations on Bireme’s acquisition or ownership of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Bireme, on an equal basis with all other Shares, on all matters presented to the shareholders of Acorn), or seeks to compel Bireme to dispose of or hold separate all or any material portion of its own or Acorn’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a decrease in the market price of the ADSs by more than 10%, measured from the close of trading on the NYSE on June 2, 2011 (a “Diminution in Value”) or (iv) seeks to impose any condition to the Offer that is materially burdensome to Bireme, its shareholders or their affiliates or related persons; or

(b) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly, (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer or awards material damages as a result of, or otherwise adversely affects, the Offer, (ii) prohibits or imposes material limitations on Bireme’s acquisition, ownership or operation of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Bireme, on an equal basis with all other Shares, on all matters presented to the stockholders of Acorn), or compels Bireme or any of its shareholders or their affiliates or related persons to dispose of or hold separate all or any material portion of its own or Acorn’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer, (iii) reasonably would be expected to have an Adverse Effect or result in a Diminution in Value or (iv) imposes any condition to the Offer that is materially burdensome to Bireme or any of its shareholders or their affiliates or related persons; or

(c) any statute, including without limitation any anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or becomes applicable or is asserted by any Governmental Entity to be applicable directly or indirectly to the Offer that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

(d) any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of Acorn that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on Acorn and its subsidiaries taken as a whole (an “Adverse Effect”), or results or reasonably would be expected to result in a Diminution in Value; or

(e) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any U.S. securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, in the Cayman Islands or in the PRC, (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States, the Cayman Islands or the PRC, (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions in the United States, the Cayman Islands or the PRC, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, the Cayman Islands or the PRC or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(f) Acorn or any subsidiary of Acorn shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on June 2, 2011) of any class (including without limitation the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Acorn, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on June 2, 2011, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with any one or more of the officers or other employees of Acorn that would reasonably be expected to, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

(g) Acorn or any of its subsidiaries shall have amended or proposed or authorized any amendment to its memorandum and articles of association or similar organizational documents or Bireme shall have learned that Acorn or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Acorn prior to June 2, 2011, and also set forth in filings with the SEC; or

(h) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Acorn or its subsidiaries), or it shall have been publicly disclosed or Bireme shall have learned that (i) any person (including Acorn or its subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions that have been publicly disclosed in a Schedule 13D or 13G (or amendment thereto) on or prior to June 2, 2011; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Acorn or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Acorn or assets or securities of Acorn; or

(i) Bireme shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer under any law, regulation, order, agreement or contract binding on Acorn or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an Adverse Effect or prohibit or impose material limitations on Bireme’s acquisition, ownership or operation of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Bireme, on an equal basis with all other Shares, on all matters presented to the stockholders of Acorn); or

(j) the PRC shall have adopted any legislation, regulation or rule, including, without limitation, any legislation, regulation or rule that limits the amount of time available for television advertising generally or its availability to Acorn, that, in Bireme’s sole opinion, could materially harm Acorn’s business or limit Acorn’s ability to operate or implement its business plan; or

(k) Acorn shall have failed to properly register in the books and records of Acorn the transfers of Ordinary Shares that are accepted for payment by Bireme.

The foregoing conditions are for the sole benefit of Bireme and may be asserted or waived by Bireme in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the Offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Bireme and, subject to applicable law, will be final and binding on all parties. The failure by Bireme at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If Bireme waives a condition with respect to the tender of any Share, it will waive the condition with respect to the tender of all Shares.

We will publicly announce any material change in, or waiver of, any of the foregoing conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See Section 1 — Terms of the Offer; Proration.

14. Certain Legal Matters; Regulatory Approvals.

General.  We are not aware of any governmental license or regulatory permit that appears to be material to Acorn’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any U.S. or foreign government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. There is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. However, there can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Acorn’s business or certain parts of Acorn’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. The constituent documents of Acorn provide that the Board of Directors of Acorn are to approve any transfer of Ordinary Shares before it will be entered in the share register of Acorn. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 13 — Conditions of the Offer.

PRC.  Shareholders residing in the PRC are responsible for, by themselves, fulfilling all relevant governmental and regulatory registrations, filings and reports (if any) applicable to them, obtaining all relevant governmental or regulatory approvals and licenses (if any) applicable to them, including without limitation any which may be required from the State Administration of Foreign Exchange and other competent regulatory authorities, and complying with all relevant PRC regulations (if applicable) applicable to them, including without limitation the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, any other applicable foreign exchange regulations, and/or overseas investment regulations.

U.S. Antitrust.  Under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements.

PRC Antitrust.  Under the Anti-Monopoly Law of the People’s Republic of China, which became effective in August 2008 (the “PRC Anti-Monopoly Law”), and the Standard for Notification of Concentration of Business Operators issued by the State Council (the “Notification Standard”), certain acquisition transactions may not be consummated unless notification is filed with the Ministry of Commerce (the “MOC”) and approval is obtained. As the total revenue of Acorn in 2010 is below the threshold required for such notification under the Notification Standard, no filing of a notification to the MOC is required in connection with this Offer. However, the Notification Standard provides that for a proposed business concentration that does not meet the standard for notification, if the MOC believes that such concentration may exclude or restrict competition, it may still initiate an investigation. If the MOC initiates such an investigation prior to the closing of the Offer, it will result in delay of the closing of the Offer. We cannot assure you what other effects such an investigation will have on the Offer or the operation of Acorn after closing of the Offer.

Takeover Laws.  We are not aware of any fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. We have not attempted to comply with any state takeover statute or regulation in connection with the Offer. We reserve the right to challenge the validity or applicability of any law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any takeover statute is found applicable to the Offer, we might be unable to accept for payment or pay for shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any shares tendered.

15. Fees and Expenses.  We have retained MacKenzie Partners, Inc. to act as the Information Agent, Citibank, N.A. to act as the ADS Tender Agent, and Computershare Trust Company, N.A. to act as the Share Tender Agent in connection with the Offer. The Information Agent may contact holders of Shares, including Ordinary Shares represented by ADSs, by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent, the ADS Tender Agent and the Share Tender Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. We will pay any fees and expenses of Citibank, N.A., as depositary of the ADSs, in connection with the cancellation of ADSs by Bireme.

Mr. Roche and Mr. Yang may contact holders of Shares including Ordinary Shares represented by ADSs, to discuss the Offer with them. To the best of our knowledge, no other officer or employee of Acorn, and no corporate asset of Acorn, will be employed or used on our behalf in connection with the Offer.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the Share Tender Agent and the ADS Tender Agent) for soliciting tenders of Shares, including Shares represented by ADSs, pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16. Miscellaneous.  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Bireme by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Bireme not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Acorn will be required under the SEC’s rules to file a statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its position in respect of the Offer and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 — Certain Information Concerning Acorn with respect to information concerning Acorn.

Bireme Limited

June 3, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF BIREME

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director of Bireme is set forth below. Bireme has no executive officers.

Name	Citizenship	Current Principal Occupation

Don Dongjie Yang	People’s Republic of China	Mr. Yang is a co-founder, director, the president and was reappointed chief executive officer of Acorn in October 2010. Mr. Yang is a member of Acorn’s corporate governance and nominating committee. Mr. Yang previously served as Acorn’s chief executive officer before 1999. Prior to co-founding Acorn in 1998, Mr. Yang was a partner of J&J Partners from 1996 to 1997. He also acted as general manager of Bei Shang Printing Co., Ltd. from 1993 to 1995. Mr. Yang studied Law at Peking University from 1986 to 1989. The business address of Mr. Yang is 18/F, 20th Building, 487 Tianlin Road, Shanghai 200233, People’s Republic of China.
Ritsuko Hattori-Roche	Japan	Ms. Hattori-Roche is an investor and an artist. The business address of Ms. Hattori-Roche is c/o Conyers Dill & Pearman, Boundary Hall, 2nd Floor, Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.
Robert Roche	United States	Mr. Roche is a co-founder and director of Acorn and has served as Executive Chairman of Acorn and Acorn Trade since October 2010. Mr. Roche serves as chairman of Acorn’s corporate governance and nominating committee. Mr. Roche is a co-founder and has served as chairman of Oak Lawn Marketing, Inc., an infomercial, branding and sales company, since 1993. Mr. Roche also has held positions with various subsidiaries of Oak Lawn Marketing from time to time. Mr. Roche has served as president of Acorn Composite Corporation, a Nevada corporation, since 1992. He has served as a Member of the President’s Advisory Committee for Trade Policy and Negotiations which operates under the USTR since September 2010. Mr. Roche has been a Board Member at the USA Pavilion at the Shanghai 2010 World Expo since June 2010. In 2010 Mr. Roche was the chairman of the American Chamber of Commerce in Shanghai and he is currently the vice chairman. The business address of Mr. Roche is 18/F, 20th Building, 487 Tianlin Road, Shanghai 200233, People’s Republic of China.

SCHEDULE II

SHARE OWNERSHIP OF ACORN BY BIREME AND CERTAIN RELATED PERSONS

The following table sets for the ownership of Shares as of June 3, 2011 by Bireme and to the knowledge of Bireme and its shareholders, certain related persons, and the securities transactions by those persons in Shares during the 60 days preceding the date of this Offer to Purchase:

	Securities Ownership
Person	Number (of Ordinary Shares)		Percentage(1)

Mr. Roche	19,174,843	(2)	21.47%
Mr. Yang	8,018,656	(3)	8.83	%(4)
Bireme	0		0.00%
Ms. Hattori-Roche	0		0.00%

(1)	Based on 89,311,634 total outstanding Ordinary Shares of Acorn as of March 31, 2011, as disclosed by Acorn in its Annual Report on Form 20-F filed with the SEC on April 27, 2011.

(2)	Includes (i) 1,846,291 Ordinary Shares held by The Grand Crossing Trust, which is an irrevocable trust for the benefit of Mr. Roche’s children, (ii) 12,053,094 Ordinary Shares and 333,815 ADSs held by Acorn Composite Corporation, of which Mr. Roche is the sole owner; (iii) 282,140 ADSs held by The Robert W. Roche 2009 Declaration of Trust, of which Mr. Roche is trustee; (iv) 583,920 ADSs held by The Moore Bay Trust, which is a charitable lead trust with Mr. Roche’s children being the beneficiaries of the remainder; and (v) 558,611 ADSs held by The Felicitas Trust, which is an irrevocable trust for the benefit of Mr. Roche’s children.

The Grand Crossing Trust is an irrevocable trust established under the laws of the State of Illinois for the benefit of Mr. Roche’s lineal descendants. The address of The Grand Crossing Trust is c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107. Acorn Composite Corporation is a corporation solely owned by Mr. Roche and organized under the laws of the State of Nevada to hold his investments. The address of the Acorn Composite Corporation is 350 S. Central St, Suite 500, Reno, NV 89501, USA. The Moore Bay Trust is a charitable lead annuity trust established under the laws of the State of Alaska for the benefit of the Roche Family Foundation, Inc. The address of The Moore Bay Trust is c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107. The Felicitas Trust is an irrevocable trust established under the laws of the State of Illinois for the benefit of Mr. Roche’s lineal descendants. The address of The Felicitas Trust is c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107. The Robert W. Roche 2009 Declaration of Trust is a revocable trust established under the laws of the State of Illinois for the benefit of Mr. Roche, his spouse and their children. The address of The Robert W. Roche 2009 Declaration of Trust is c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107.

(3)	Includes 6,518,656 ordinary shares held by D.Y. Capital, Inc, a company owned by Mr. Yang, and 1,500,000 ordinary shares issuable upon exercise of options held by Mr. Yang. D.Y. Capital, Inc. is a British Virgin Islands company wholly-owned by Mr. Yang. The address of D.Y. Capital, Inc. is P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(4)	Based on 90,811,634 total shares, which includes (i) 89,311,634 total outstanding ordinary shares of Acorn as of March 31, 2011, as disclosed by Acorn in its Annual Report on Form 20-F filed with the SEC on April 27, 2011 and (ii) 1,500,000 ordinary shares issuable pursuant to options held by Mr. Yang.

SECURITIES TRANSACTIONS DURING THE PAST 60 DAYS

There have been no transactions by Bireme, Mr. Roche, Ms. Hattori-Roche or Mr. Yang in any of the Shares during the past 60 days.

The Letters of Transmittal, certificates for ADRs and any other required documents should be sent to the Share Tender Agent or the ADS Tender Agent (as applicable) at one of the addresses set forth below:

The ADS Tender Agent for the Offer is:

Citibank, N.A.

By Mail:	By Overnight Courier:	By Hand:

Citibank, N.A. Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Citibank, N.A. Corporate Actions 250 Royall Street Attn: Suite V Canton, MA 02021	Citibank, N.A. Corporate Actions 250 Royall Street Attn: Suite V Canton, MA 02021

The Share Tender Agent for the Offer is:

Computershare Trust Company, N.A.

For Holders of Ordinary Shares in Hong Kong and the People’s Republic of China:

By Mail:	By Overnight Courier:	By Hand:
Computershare Hong Kong Investor Services Limited Rooms 1712-1716, 17th Floor Hopewell Centre 183 Queen’s Road East Wan Chai, Hong Kong	Computershare Hong Kong Investor Services Limited Rooms 1712-1716, 17th Floor Hopewell Centre 183 Queen’s Road East Wan Chai, Hong Kong	Computershare Hong Kong Investor Services Limited Rooms 1712-1716, 17th Floor Hopewell Centre 183 Queen’s Road East Wan Chai, Hong Kong

For all other Holders of Ordinary Shares:

By Mail:	By Overnight Courier:	By Hand:
Computershare Trust Company, N.A. Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Corporate Actions 250 Royall Street Attn: Suite V Canton, MA 02021	Computershare Trust Company, N.A. Corporate Actions 250 Royall Street Attn: Suite V Canton, MA 02021

If you have questions or need additional copies of this Offer to Purchase and the Letters of Transmittal, you can call the Information Agent at its addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com